Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

TTM TECHNOLOGIES, INC.

as Parent Borrower,

The Foreign Subsidiary Borrowers Parties Hereto,

The Designated Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

Dated as of June 1, 2026,

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

CITIBANK, N.A.,

HSBC SECURITIES (USA) INC.,

PNC CAPITAL MARKETS LLC AND

TRUIST SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners with respect to the Term B Facility and Tranche A Revolving Facility

JPMORGAN CHASE BANK, N.A., acting through its Hong Kong Branch,

BANK OF AMERICA, NATIONAL ASSOCIATION, HONG KONG BRANCH AND

CITIBANK, N.A., HONG KONG BRANCH

as Joint Lead Arrangers and Joint Bookrunners with respect to the Tranche B Revolving Facility

BARCLAYS BANK PLC AND

BANK OF CHINA, LOS ANGELES BRANCH

as Documentation Agents

i

3.5	Reimbursement Obligation of the Borrowers	97
3.6	Obligations Absolute	97
3.7	Letter of Credit Payments	98
3.8	Applications	98
3.9	Letters of Credit Issued for Account of Restricted Subsidiaries	98
3.10	Applicability of ISP and UCP	98

SECTION 4. REPRESENTATIONS AND WARRANTIES		99

4.1	Financial Condition	99
4.2	No Change	99
4.3	Existence; Compliance with Law	99
4.4	Power; Authorization; Enforceable Obligations	100
4.5	No Legal Bar	100
4.6	Litigation	100
4.7	No Default	100
4.8	Ownership of Property; Liens	100
4.9	Intellectual Property	100
4.10	Taxes	101
4.11	Federal Regulations	101
4.12	Labor Matters	101
4.13	ERISA	101
4.14	Investment Company Act; Other Regulations	102
4.15	Subsidiaries; Capital Stock	102
4.16	Use of Proceeds	102
4.17	Environmental Matters	102
4.18	Accuracy of Information, etc.	103
4.19	Security Documents	103
4.20	Solvency	104
4.21	Senior Indebtedness	104
4.22	Regulation H	104
4.23	Anti-Corruption Laws and Sanctions	104
4.24	Affected Financial Institutions	105
4.25	Plan Asset Matters	105
4.26	Outbound Investment Rules	105

SECTION 5. CONDITIONS PRECEDENT		105

5.1	Conditions to Amendment and Restatement of Existing Credit Agreement and Initial Extension of Credit	105
5.2	Conditions to Each Extension of Credit	109

SECTION 6. AFFIRMATIVE COVENANTS		109

6.1	Financial Statements	109
6.2	Certificates; Other Information	110
6.3	Payment of Obligations	111
6.4	Maintenance of Existence; Compliance	112
6.5	Maintenance of Property; Insurance	112
6.6	Inspection of Property; Books and Records; Discussions	112
6.7	Notices	112
6.8	Environmental Laws	113
6.9	[Reserved]	113
6.10	Additional Collateral, etc.	113

6.11	Designation of Subsidiaries	116
6.12	Maintenance of Ratings	117
6.13	Post-Closing Covenants	117

SECTION 7. NEGATIVE COVENANTS		117

7.1	Financial Condition Covenants	117
7.2	Indebtedness	117
7.3	Liens	121
7.4	Fundamental Changes	124
7.5	Disposition of Property	124
7.6	Restricted Payments	126
7.7	Investments	127
7.8	Optional Payments and Modifications of Certain Debt Instruments	130
7.9	Transactions with Affiliates	131
7.10	Sales and Leasebacks	131
7.11	Swap Agreements	131
7.12	Changes in Fiscal Periods	131
7.13	Negative Pledge Clauses	131
7.14	Clauses Restricting Subsidiary Distributions	132
7.15	Lines of Business	133
7.16	Use of Proceeds	133
7.17	Outbound Investment Rules	133

SECTION 8. EVENTS OF DEFAULT		133

8.1	Events of Default	133
8.2	Equity Cure	136

SECTION 9. THE AGENTS		137

9.1	Appointment	137
9.2	Delegation of Duties	138
9.3	Exculpatory Provisions	138
9.4	Reliance by Administrative Agent	138
9.5	Notice of Default	138
9.6	Non-Reliance on Agents and Other Lenders	139
9.7	Indemnification	139
9.8	Agent in Its Individual Capacity	140
9.9	Successor Administrative Agent	140
9.10	Arranger, Syndication Agent and Documentation Agents	140
9.11	Certain ERISA Matters	140
9.12	Acknowledgements of Lenders and Issuing Lenders	141
9.13	Credit Bidding	143

SECTION 10. MISCELLANEOUS		144

10.1	Amendments and Waivers	144
10.2	Notices	147
10.3	No Waiver; Cumulative Remedies	147
10.4	Survival of Representations and Warranties	148
10.5	Payment of Expenses and Taxes; Indemnity; Limitation of Liability	148
10.6	Successors and Assigns; Participations and Assignments	150
10.7	Adjustments; Set-off	154
10.8	Counterparts; Electronic Execution	155

10.9	Severability	156
10.10	Integration	156
10.11	GOVERNING LAW	156
10.12	Submission To Jurisdiction; Waivers	156
10.13	Acknowledgements	157
10.14	Releases of Guarantees and Liens	157
10.15	Confidentiality	158
10.16	WAIVERS OF JURY TRIAL	159
10.17	USA Patriot Act	160
10.18	Acknowledgment Regarding Any Supported QFCs	160
10.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	160
10.20	Amendment and Restatement; No Novation	161
10.21	Multiple Borrowers	161
10.22	Judgment Currency	162

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
3.1	Existing Letters of Credit
4.13	Pension Plans
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
5.1(i)	Existing Mortgages
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(l)	Scheduled Dispositions
7.7(k)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	[Reserved]
E	Form of Assignment and Assumption
F	[Reserved]
G	[Reserved]
H	Form of U.S. Tax Compliance Certificate
I-1	Form of Incremental Facility Activation Notice
I-2	Form of New Lender Supplement
J	Auction Procedures
K	[Reserved]
L	Form of Solvency Certificate
M-1	Form of Designated Borrower Request and Assumption Agreement
M-2	Form of Designated Borrower Notice
N	Form of Designated Borrower Guarantee
O	Form of Bilateral Letter of Credit Obligations Designation

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 1, 2026, among TTM Technologies, Inc., a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers party hereto, any Designated Borrowers party hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time parties hereto.

WHEREAS, the Parent Borrower has Existing Term B Loans (as defined below) outstanding under the Amended and Restated Term Loan Credit Agreement dated as of May 30, 2023 (as amended by the First Amendment, dated as of August 1, 2024 and as further amended from time to time prior to the Closing Date (as defined below), the “Existing Credit Agreement”), among the Parent Borrower, the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto;

WHEREAS, the Parent Borrower desires to replace the Existing Term B Loans with a new tranche of term loans hereunder in an aggregate principal amount of $400,000,000;

WHEREAS, the Parent Borrower has requested that (i) the Tranche A Revolving Lenders provide a revolving loan facility to the Parent Borrower in an aggregate principal amount of $700,000,000, which shall be available in Dollars and in any Tranche A Foreign Currency in amounts set forth herein, and the Tranche A Revolving Lenders are willing to do so on the terms and conditions set forth herein and (ii) the Tranche B Revolving Lenders provide a revolving loan facility to the Parent Borrower and the Foreign Subsidiary Borrowers in an aggregate principal amount of $300,000,000, which shall be available in Dollars, and solely with respect to the Foreign Subsidiary Borrowers, Hong Kong Dollars and RMB, in amounts set forth herein, and the Tranche B Revolving Lenders are willing to do so on the terms and conditions set forth herein;

WHEREAS, the Parent Borrower, the Foreign Subsidiary Borrowers, certain Lenders that are party to the Existing Credit Agreement, each other Lender party hereto and the Administrative Agent have entered into this Agreement in order to, (i) in accordance with Section 10.1 of the Existing Credit Agreement, amend and restate the Existing Credit Agreement in its entirety; (ii) provide the new Revolving Facilities available to the Parent Borrower and the Foreign Subsidiary Borrowers, (iii) obtain new term loans, which, among other permitted uses, will refinance the outstanding Existing Term B Loans, and (iv) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Parent Borrower and its Subsidiaries outstanding thereunder, and to evidence the obligations and liabilities of the Borrowers and their Subsidiaries under the Revolving Facilities, which shall be payable in accordance with the terms hereof; and

WHEREAS, it is also the intent of the Parent Borrower and the Subsidiary Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Closing Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;

NOW THEREFORE, the parties hereto hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety, as of the Closing Date, as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2029 Senior Notes”: the Parent Borrower’s 4.000% senior notes due 2029 issued pursuant to the 2029 Senior Notes Indenture.

“2029 Senior Notes Indenture”: the Senior Notes Indenture, dated as of March 10, 2021, among the Parent Borrower, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.0%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in ABR due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.16(b)), then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if ABR as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accepting Lenders”: as defined in Section 2.26(a).

“Additional Permitted Amount”: as defined in the definition of “Permitted Refinancing Indebtedness”.

“Adjusted Daily Simple RFR”: (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.0326%, (ii) with respect to any RFR Borrowing denominated in Swiss Francs, an interest rate per annum equal to the Daily Simple RFR for Swiss Francs, (iii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to the Daily Simple RFR for Dollars and (iv) with respect to any RFR Borrowing denominated in Canadian Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian Dollars, plus (b) 0.29547%; provided that if the Adjusted Daily Simple RFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted Term CORRA Rate”: for purposes of any calculation, the rate per annum equal to (a) the Term CORRA Rate for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if the Adjusted Term CORRA Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Adjustment Date”: as defined in the definition of “Pricing Grid”.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates or branches, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors. For the avoidance of doubt, with respect to the Tranche B Revolving Facility, JPMorgan Chase Bank, N.A. can act through its Hong Kong Branch.

“Affected Facility”: as defined in Section 2.26(a).

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate amount of such Lender’s unpaid principal amount of Term Loans and (b) the aggregate amount of such Lender’s Revolving Credit Exposure.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreed Currency”: Dollars and any Designated Foreign Currency.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.22.

“Alternative Currency”: any currency other than Dollars.

“Ancillary Document”: as defined in Section 10.8(b).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Commitment Fee Percentage”: for any date, (a) with respect to the Commitment Fees payable in respect of the Tranche A Revolving Facility hereunder, the applicable rate per annum set forth in the Pricing Grid under the heading “Applicable Commitment Fee Percentage” as determined on each Adjustment Date; provided that until the first Adjustment Date following the Closing Date, the Applicable Commitment Fee Percentage in respect of the Tranche A Facility will be determined pursuant to “Pricing Level IV” of the Pricing Grid and (b) with respect to the Commitment Fees payable in respect of the Tranche B Revolving Facility hereunder, the applicable rate per annum set forth in the Pricing Grid under the heading “Applicable Commitment Fee Percentage” as determined on each Adjustment Date; provided that until the first Adjustment Date following the Closing Date, the Applicable Commitment Fee Percentage in respect of the Tranche B Revolving Facility will be determined pursuant to “Pricing Level IV” of the Pricing Grid.

“Applicable Margin”: for any date, with respect to (a) Term B Loans constituting (i) ABR Loans, 0.75% per annum, and (ii) Term Benchmark Loans (or if applicable pursuant to Section 2.16, RFR Loans), 1.75% per annum, (b) Tranche A Revolving Loans constituting Term Benchmark Loans, ABR Loans or RFR Loans, the applicable rate per annum set forth in the Pricing Grid under the applicable heading as determined on each Adjustment Date; provided that until the first Adjustment Date following the Closing Date, the Applicable Margin in respect of the Tranche A Revolving Loans will be determined pursuant to “Pricing Level IV” of the Pricing Grid, (c) Tranche B Revolving Loans constituting Term Benchmark Loans or RFR Loans, the applicable rate per annum set forth in the Pricing Grid under the applicable heading as determined on each Adjustment Date; provided that until the first Adjustment Date following the Closing Date, the Applicable Margin in respect of the Tranche B Revolving Loans and Commitment Fees in respect of the Tranche B Revolving Facility will be determined pursuant to “Pricing Level IV” of the Pricing Grid and (d) for Incremental Loans, such per annum rates as shall be agreed to by the Parent Borrower and the applicable Incremental Lenders as shown in the applicable Incremental Facility Activation Notice.

“Applicable Reference Period”: as at any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended March 30, 2026).

“Applicant Borrower” has the meaning specified in Section 2.27(a).

“Application”: an application, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Arrangers”: with respect to the (i) Tranche A Revolving Facility and the Term B Facility, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., HSBC Securities (USA) Inc., PNC Capital Markets LLC and Truist Securities, Inc. and (ii) with respect to the Tranche B Revolving Facility, JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, a national banking association organized under the laws of United States of America with limited liability, Bank of America, National Association, Hong Kong Branch, a branch of a national banking association organized and existing with limited liability under the laws of the United States of America with branch in Hong Kong at Level 55, Cheung Kong Center, 2 Queen’s Road Central, Central, Hong Kong and Citibank, N.A., Hong Kong Branch.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l) or (m) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $15,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Attributable Indebtedness”: in respect of any sale and leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Auction Manager”: as defined in Section 2.25(a).

“Auction Notice”: an auction notice given by the Parent Borrower in accordance with the Auction Procedures with respect to an Auction Purchase Offer.

“Auction Procedures”: the auction procedures with respect to Auction Purchase Offers set forth in Exhibit J hereto.

“Auction Purchase Offer”: an offer by the Parent Borrower to purchase Term Loans of one or more Facilities pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.25.

“Available Amount”: at any time, the excess if any, of:

(a) the sum (without duplication) of:

(i) an amount equal to the amount that is available to the Parent Borrower under the “Available Amount” (as defined in the Existing Credit Agreement) as of the Closing Date (measured from the “Closing Date” (as defined in the Original Credit Agreement) through the date immediately prior to the Closing Date hereunder),

(ii) an amount equal to 50% of Cumulative Consolidated Net Income;

(iii) the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member);

(iv) the Net Cash Proceeds of Indebtedness and Disqualified Capital Stock of the Parent Borrower, in each case incurred or issued after the Closing Date, which have been exchanged or converted into Qualified Capital Stock;

(v) the Net Cash Proceeds of Dispositions of Investments made using the Available Amount on or after the Closing Date;

(vi) to the extent not already included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash or Cash Equivalents on Investments made using the Available Amount on or after the Closing Date;

(vii) the Investments made on or after the Closing Date using the Available Amount of the Parent Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into the Parent Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Parent Borrower or any of its Restricted Subsidiaries;

(viii) the Net Cash Proceeds of Dispositions of Unrestricted Subsidiaries and Joint Ventures;

(ix) the aggregate amount received after the Closing Date and on or prior to such date by the Parent Borrower or any Restricted Subsidiary in cash from any dividend or other distribution by an Unrestricted Subsidiary or a Joint Venture (except to the extent increasing Consolidated Net Income); and

(x) the aggregate amount of the Declined Amounts (calculated from the Closing Date); minus

(b) the sum of all Restricted Payments made on or after the Closing Date and prior to such time in reliance on Section 7.6(g), plus all Investments made on or after the Closing Date, prior to such time in reliance on Section 7.7(r), plus all Restricted Debt Payments made on after the Closing Date and prior to such time in reliance on Section 7.8(a)(v), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Restricted Payment, Investment or Restricted Debt Payment.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.16.

“Available Tranche A Revolving Commitment”: as to any Tranche A Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Tranche A Revolving Commitment then in effect over (b) such Lender’s Tranche A Revolving Extensions of Credit then outstanding.

“Available Tranche B Revolving Commitment”: as to any Tranche B Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Tranche B Revolving Commitment then in effect over (b) such Lender’s Tranche B Revolving Extensions of Credit then outstanding.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services”: each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury, depositary or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or any similar transaction.

“Banking Services Obligations”: with respect to the Loan Parties, any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Plan”: a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Base Incremental Amount”: as of any date, an amount equal to (a) the greater of (x) $490,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Reference Period less (b) the sum of (i) the aggregate principal amount of Incremental Term Loans and Incremental Equivalent Indebtedness established prior to such date in reliance on the Base Incremental Amount and (ii) the aggregate committed amount of Incremental Revolving Commitments established prior to such date in reliance on the Base Incremental Amount.

“Benchmark”: initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Designated Foreign Currency (other than any Loans denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, Adjusted Daily Simple RFR for Dollar-denominated Loans and/or in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple RFR for Canadian Dollars;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent reasonably decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

(3) in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Parent Borrower pursuant to Section 2.16.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any (a) “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) “plan” as defined in and subject to Section 4975 of the Code, or (c) Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bilateral Letter of Credit”: any letter of credit or any bank guarantee for the account of a Loan Party that (a) has been designated by the Parent Borrower in writing to the Administrative Agent as a “Bilateral Letter of Credit” and (b) for which the applicable issuing bank or bank guarantor in respect thereof has appointed the Administrative Agent as its agent in connection with any security interest in the Collateral and agreed to be bound by the provisions of Section 9 as if it were a Lender pursuant to a writing substantially in the form of Exhibit O; provided that no letter of credit or bank guarantee may be designated as a Bilateral Letter of Credit, and no Bilateral Letter of Credit may be increased or amended, if after giving effect thereto, the sum of (i) the Dollar Equivalent of the aggregate maximum amounts which are, or at any time thereafter may become, available for drawing or subject to guarantee under all Bilateral Letters of Credit then outstanding and (ii) the Dollar Equivalent of the aggregate amount of all drawings or guarantees under Bilateral Letters of Credit honored by the applicable issuing bank or bank guarantor and not theretofore reimbursed by or on behalf of the applicable Loan Party would exceed, in the aggregate, $50,000,000.

“Bilateral Letter of Credit Obligations”: obligations of any Loan Party in its capacity as a counterparty or direct obligor with respect to any Bilateral Letter of Credit.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: the Parent Borrower, the Foreign Subsidiary Borrowers and any Designated Borrowers, as applicable.

“Borrowing”: (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (c) Swingline Loans.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request”: a request by any applicable Borrower for a Borrowing in accordance with Sections 2.2 and 2.5, which shall be in a form approved by the Administrative Agent and separately provided to the Parent Borrower.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Ontario, Canada, (c) in relation to Loans denominated in Hong Kong Dollars and in relation to the calculation or computation of HIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Hong Kong, (d) in relation to Loans denominated in RMB and in relation to the calculation or computation of CNHHIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Hong Kong, (e) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day and (f) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day. Notwithstanding the foregoing, in relation to Loans made under the Tranche B Revolving Facility, a Business Day shall be any day (other than a Saturday or a Sunday) on which banks are open for business in Hong Kong.

“Canadian Dollars” and “C$”: the lawful currency of Canada.

“Canadian Prime Rate”: on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Canadian Prime Rate Loans”: Loans to which the rate of interest applicable is based upon the Canadian Prime Rate.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“CBR Spread”: the Applicable Margin, applicable to such Loan that is replaced by a Central Bank Rate Loan.

“Central Bank Rate”: (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time, and (d) any other Designated Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0.0%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for RFR Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Swiss Franc Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period and (d) any other Designated Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Designated Foreign Currency for a maturity of one month; provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“CFC”: (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) any Subsidiary owned directly or indirectly by such Person.

“CFC Holding Company”: means a Subsidiary substantially all the assets of which consist of Capital Stock of Foreign Subsidiaries that each constitute a CFC and/or Indebtedness or accounts receivable owed by Foreign Subsidiaries that each constitute a CFC or are treated as owed by any such Foreign Subsidiaries for U.S. federal income tax purposes.

“Change of Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock of the Parent Borrower representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of the Parent Borrower; (b) persons who were (i) directors of the Parent Borrower on the Closing Date, (ii) nominated by the board of directors of the Parent Borrower or (iii) appointed by directors who were directors of the Parent Borrower on the Closing Date or were nominated as provided in clause (ii) above ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Parent Borrower; (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Parent Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries or (d) with respect to any Borrower other than the Parent Borrower, any “person” or “group” other than the Parent Borrower becomes the “beneficial owner”, directly or indirectly, of any equity securities of such Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term B Loans, Tranche A Revolving Loans, Tranche B Revolving Loans or Swingline Loans and (b) any Commitment, refers to whether such Commitment is a Term B Commitment, Tranche A Revolving Commitment or a Tranche B Revolving Commitment.

“Closing Date”: June 1, 2026.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CNH Determination Day”: as defined in the definition of “CNHHIBOR Screen Rate”.

“CNHHIBOR Rate”: for any day and time, with respect to any Term Benchmark Borrowing denominated in RMB, the rate per annum equal to (a) the CNHHIBOR Screen Rate or (b) if no CNHHIBOR Screen Rate is available for an Impacted Interest Period, the Interpolated Rate; provided that if such Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“CNHHIBOR Screen Rate”: with respect to any Interest Period relating thereto, the percentage rate per annum for RMB equal to the Hong Kong interbank offered rate fixing administered by the Treasury Markets Association of Hong Kong (or any other Person who takes over the administration of that rate) for RMB for such Interest Period at approximately 11:00 A.M., Hong Kong time, two Business Days prior to the commencement of such Interest Period (the “CNH Determination Day”), as displayed on the Thomson Reuters Screen Page CNHHIBORFIX01 (or any replacement Thomson Reuters page which displays that rate) or, if such page is replaced or such service ceases to be available, such replacement page or service displaying such rate as the Administrative Agent may select from time to time in its reasonable discretion; provided that if the CNHHIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If by 5:00 pm (Hong Kong time) on such CNH Determination Day, the “CNHHIBOR Screen Rate” for the applicable tenor has not been published on the Thomson Reuters Screen Page CNHHIBORFIX01 (or any replacement Thomson Reuters page which displays that rate) and a Benchmark Replacement Date with respect to the CNHHIBOR Rate has not occurred, then, so long as such day is otherwise a Business Day, the CNHHIBOR Screen Rate for such CNH Determination Day will be the CNHHIBOR Screen Rate as published in respect of the first preceding Business Day for which such CNHHIBOR Screen Rate was published on the Thomson Reuters Screen Page CNHHIBORFIX01 (or any replacement Thomson Reuters page which displays that rate), so long as such first preceding Business Day is not more than five (5) Business Days prior to such CNHHIBOR Determination Day.

“Code”: the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of such Lender’s Term B Commitment, Tranche A Revolving Commitment and Tranche B Revolving Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 1.1A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee”: as defined in Section 2.8(a).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Taxes”: for any period, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of all income and similar Taxes, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be reflected in “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be reflected in “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Parent Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of revolving loans (including the Revolving Loans) to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) [reserved], (e) amortization of intangibles (including, but not limited to, impairment of goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses, (g) [reserved], (h) cash charges in respect of strategic market reviews, stay or sign-on bonuses, integration-related bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management, (i) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions, divestitures, insourcing initiatives, cost savings initiatives, plant consolidations, openings and closings, product rationalization and other similar initiatives after the Closing Date, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof; provided that (i) actions in respect of such cost-savings, operating expense reductions, operating improvements and synergies have been, or will be, taken within 24 months of the applicable Initiative, (ii) no cost savings, operating expense reductions, operating improvements or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than eight fiscal quarters after the applicable Initiative, (iv) the Parent Borrower must deliver to the Administrative Agent (A) a certificate of a Responsible Officer setting forth such estimated cost-savings, operating expense reductions, operating improvements and synergies and (B) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions, operating improvements and synergies and (v) solely with respect to the calculation of Consolidated EBITDA for any Reference Period for purposes of the Pricing Grid or the Financial Covenants, the aggregate amount of “run rate” cost savings added back in reliance on this clause (i) shall not exceed 30% of Consolidated EBITDA for such Reference Period (calculated after giving pro forma effect to any such addbacks) and (j) non-recurring cash expenses recognized for restructuring costs, integration costs and business optimization expenses in connection with any Initiative, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (ii) income tax credits (to the extent not netted from income tax expense) and (iii) any other non-cash income (other than normal accruals in the ordinary course of business for non-cash income that represents an accrual for cash income in a future period). For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio or Consolidated Secured Leverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated First Lien Debt”: at any date, Consolidated Total Debt at such date that is secured by Liens on the Collateral that do not rank junior to the Liens on the Collateral securing the Loans (it being understood that any Consolidated Total Debt that is secured by Liens on all or a portion of the Collateral that are senior to, or pari passu with, the Liens on such Collateral securing the Loans shall be considered Consolidated First Lien Debt).

“Consolidated First Lien Leverage Ratio”: as at the last day of any Reference Period, the ratio of (a)(i) Consolidated First Lien Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Interest Coverage Ratio”: as of any date of determination, the ratio of (a) Consolidated EBITDA for the Reference Period most recently ended on or prior to such date to (b) Consolidated Interest Expense (solely to the extent paid in cash during such period and, for the avoidance of doubt, excluding pay in kind interest payments, amortization of original issue discount and receivable fees) for such Reference Period.

“Consolidated Interest Expense”: for any period, with respect to the Parent Borrower and its Restricted Subsidiaries, the sum, without duplication, of the aggregate cash interest expense of the Parent Borrower and its Restricted Subsidiaries for such period, calculated on a consolidated basis, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest components of Capital Lease Obligations, receivable fees and net payments and receipts (if any) pursuant to interest rate Swap Obligations (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Obligations or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities and all discounts, commissions, fees and other charges associated with any Indebtedness).

“Consolidated Leverage Ratio”: as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Total Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Restricted Subsidiaries;

(b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Parent Borrower) in which the Parent Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Restricted Subsidiary in the form of dividends or similar distributions;

(c) the undistributed earnings of any Restricted Subsidiary of the Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary;

(d) any income (or loss) for such period attributable to the early extinguishment of Indebtedness or Swap Obligations;

(e) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(f) all net after-tax extraordinary, nonrecurring, unusual or exceptional gains, losses, income, expenses and charges;

(g) all net after-tax gains, losses, expenses and charges attributable to business dispositions and asset dispositions, including the sale or other disposition of any Capital Stock of any Person, other than in the ordinary course of business;

(h) all net after-tax gains, losses, income, expenses or charges from disposed, closed or discontinued operations;

(i) all non-cash impairment charges and asset write-ups, write-downs and write-offs, including impairment charges or asset write-ups, write-downs or write-offs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP;

(j) all non-cash compensation charges or expenses, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation;

(k) all non-cash losses, charges or expenses from earn-out obligations;

(l) any fees and expenses incurred during such period in connection with any Investment (including any Permitted Acquisition), Disposition, issuance of Indebtedness or Capital Stock, or amendment or modification of any debt instrument, in each case permitted under this Agreement, including (i) any such transactions undertaken but not completed and any transactions consummated prior to the Closing Date, (ii) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, in each case paid in cash during such period (collectively, “Advisory Fees”) and (iii) any fees and expenses incurred in connection with the Transactions, including Advisory Fees;

(m) non-cash charges, losses, expenses, accruals and provisions, including stock-based compensation and sale of assets not in the ordinary course of business (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period); and

(n) any charges, fees and expenses incurred during such period (including any financial advisory, accounting, auditor, legal and other consulting or advisory fees, any filing fees and expenses and any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock of the Parent Borrower, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction undertaken but not completed.

“Consolidated Secured Debt”: at any date, Consolidated Total Debt at such date that is secured by a Lien on any property of any Group Member.

“Consolidated Secured Leverage Ratio”: as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Secured Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date (without duplication), all Capital Lease Obligations, purchase money Indebtedness, Indebtedness for borrowed money and letters of credit (but only to the extent drawn and not reimbursed), in each case of the Parent Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contract Consideration”: as defined in the definition of “Excess Cash Flow”.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Indebtedness”: debt securities, the terms of which provide for conversion into, or exchange for, Capital Stock (other than Disqualified Capital Stock) of the issuer, cash (in an amount determined by reference to the price of such Capital Stock) or a combination of Capital Stock (other than Disqualified Capital Stock) and/or cash (in an amount determined by reference to the price of such Capital Stock).

“CORRA”: the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator of Canadian Overnight Repo Rate Average).

“CORRA Administrator”: the Bank of Canada (or any successor administrator).

“CORRA Determination Date”: as defined in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” as defined in the definition of “Daily Simple CORRA”.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Holiday Period”: the period of four consecutive fiscal quarters commencing on the first day of the fiscal quarter in which the consummation of a Covenant Material Acquisition occurs; provided that, if applicable, the two Covenant Material Acquisitions shall be separated by a period of at least two full fiscal quarters during which no Covenant Holiday Period is in effect.

“Covenant Material Acquisition”: any acquisition, or a series of related acquisitions by the Parent Borrower or any Restricted Subsidiary, of (a) Capital Stock in any Person if, after giving effect thereto, such Person will become a Restricted Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person for which, in the case of each of (a) and (b), (i) the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Parent Borrower, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $150,000,000 and (ii) the Parent Borrower delivers to the Administrative Agent a certificate of a Responsible Officer designating such acquisition as a “Covenant Material Acquisition”; provided that in no event shall there be more than two Covenant Material Acquisitions.

“Covered Entity”: any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.18.

“Credit Extension”: any Borrowing of Loans or issuance of a Letter of Credit; provided that for the avoidance of doubt, none of the following shall constitute a Credit Extension: (a) any conversion or continuation of any Borrowing, or the selection of a new Interest Period for any Term Benchmark Loan, (b) any amendment or modification of a Letter of Credit (only to the extent such amendment does not increase the stated amount of, or extend the expiry date of, the relevant Letter of Credit).

“Credit Party”: the Administrative Agent or any other Lender and, for the purposes of Section 10.13 only, any other Agent and any Arranger.

“Cumulative Consolidated Net Income”: at any date of determination, an amount (which may not be less than zero) equal to the aggregate cumulative sum of Consolidated Net Income for each fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or (b), as applicable, beginning with the first full fiscal quarter after the Closing Date.

“Cure Amount”: as defined in Section 8.2.

“Cure Right”: as defined in Section 8.2.

“Cure Right Expiration Date”: as defined in Section 8.2.

“Daily Simple CORRA”: for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the applicable Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day; (ii) Swiss Francs, SARON for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day; (iii) Dollars, Daily Simple SOFR and (iv) Canadian Dollars, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term CORRA Rate); provided that if the Daily Simple RFR as so determined would be less than zero, such rate shall be deemed to be equal to zero.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government

Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount”: as defined in Section 2.11(h).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Issuing Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such written certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Designated Borrower”: any consolidated Restricted Subsidiary of the Parent Borrower that becomes eligible to receive Loans hereunder pursuant to Section 2.27.

“Designated Borrower Effective Date”: as defined in Section 2.27(a).

“Designated Borrower Guarantee”: collectively, (a) a document substantially in the form of Exhibit N and (b) each other guaranty and guaranty supplement delivered pursuant to Section 2.27(b).

“Designated Borrower Jurisdiction”: in respect of the (a) the Tranche A Revolving Facility, means the United States, any state thereof or the District of Columbia, the Netherlands, Germany or any other jurisdiction approved by the Administrative Agent, the Issuing Lenders and each Tranche A Revolving Lender and (b) the Tranche B Revolving Facility, means the United States, any state thereof or the District of Columbia and Hong Kong or any other jurisdiction approved by the Administrative Agent and each Tranche B Revolving Lender.

“Designated Borrower Notice”: as defined in Section 2.27(a).

“Designated Borrower Request and Assumption Agreement”: as defined in Section 2.27(a).

“Designated Foreign Borrower”: as defined in Section 2.27.

“Designated Foreign Currency”: Canadian Dollar, Euro, Sterling, Swiss Franc, Hong Kong Dollar and RMB or any other freely available currency readily exchangeable into Dollars and reasonably requested by the Parent Borrower and acceptable to the Administrative Agent, each Issuing Lender and each Tranche A Revolving Lender.

“Designated Foreign Currency Equivalent”: at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Designated Foreign Currency as determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Designated Foreign Currency with Dollars.

“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c) is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the Parent Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the Closing Date, the Closing Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders”: (a) certain banks, financial institutions, other institutional lenders and other Persons that have been specified in writing to the Administrative Agent by the Parent Borrower prior to the Closing Date and (b) competitors of the Parent Borrower and its Restricted Subsidiaries that are specified in writing to the Administrative Agent by the Parent Borrower from time to time that are reasonably acceptable to the Administrative Agent (provided that any such written specification of a competitor by the Parent Borrower to the Administrative Agent occurring on or after the Closing Date shall be deemed not delivered and not effective unless delivered by the Parent Borrower to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com and shall only become effective three Business Days after such delivery). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, this definition), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Parent Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.

“Documentation Agent”: Barclays Bank PLC and Bank of China, Los Angeles Branch.

“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Designated Foreign Currency (other than RMB or Hong Kong Dollars), the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Designated Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Designated Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is expressed in RMB, Hong Kong Dollars or any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Loan Parties”: the Parent Borrower, the Subsidiary Guarantors that are Domestic Subsidiaries and any Designated Borrower that is a Domestic Subsidiary.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.

“Earlier Maturing Debt”: (i) the Term Loans and (ii) the Parent Borrower’s 4.0% Senior Notes due 2029 and, in each case of clauses (i) and (ii), any Permitted Refinancing Indebtedness in respect thereof that has a scheduled maturity date prior to the 91st day after the Scheduled Revolving Maturity Date.

“ECF Percentage”: 50%; provided, that (a) the ECF Percentage shall be reduced to 25% if the Consolidated First Lien Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 2.50:1.00 but greater than 2.00:1.00 and (b) the ECF Percentage shall be reduced to 0% if the Consolidated First Lien Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 2.00:1.00.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee”: (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person or (ii) except to the extent permitted under Sections 2.25 and 10.6(e), the Parent Borrower, any Subsidiary or any other Affiliate of the Parent Borrower; provided that solely for purposes of an assignment pursuant to Section 10.6(b), “Eligible Assignee” shall not include any Person that is a Disqualified Lender at the time of such assignment.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate”: (a) any entity, whether or not incorporated, that is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Group Member is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Group Member is a member; and (d) with respect to any Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of the Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Group Member and with respect to liabilities arising after such period for which the Group Member could be liable under the Code or ERISA.

“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (l) the failure by any Group Member or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any Group Member or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any Group Member or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission which could give rise to the imposition on any Group Member or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (p) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Group Member or any ERISA Affiliate in connection with any Plan; (q) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; or (r) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Parent Borrower.

“Euro” and “€”: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Parent Borrower, the excess, if any, of:

(a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Parent Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over

(b) the sum, without duplication, of (i) the amount of all non-cash income included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Parent Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of any issuance of Capital Stock of the Parent Borrower), (iii) the aggregate amount of Restricted Payments made by the Parent Borrower in cash during such fiscal year pursuant to Section 7.6(j) (excluding the principal amount of Indebtedness incurred in connection with such Restricted Payments and any Restricted Payments made with proceeds of any issuance of Capital Stock of the Parent Borrower), (iv) the aggregate amount of all prepayments of Funded Debt (other than (A) the Term Loans, (B) the Revolving Loans and (C) loans under any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereof) of the Parent Borrower and its Restricted Subsidiaries made during such fiscal year (excluding any such prepayments financed with the Available Amount or the proceeds of any issuance of Capital Stock of the Parent Borrower or the issuance of any Indebtedness), (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Parent Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any loans under any revolving credit facility (including the Revolving Loans) to the extent there is not an equivalent permanent reduction in commitments thereunder), (vi) increases in Consolidated Working Capital for such fiscal year, (vii) the aggregate net amount of non-cash gain on the Disposition of property by the Parent Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes paid during such fiscal year, (ix) to the extent not otherwise deducted from Consolidated Net Income, interest expense of the Parent Borrower and its Restricted Subsidiaries for such year, (x) the aggregate amount of cash consideration paid by the Parent Borrower and the Restricted Subsidiaries during such fiscal year to make Permitted Acquisitions and Investments permitted by Section 7.7(t) and Section 7.7(u) (excluding any such Permitted Acquisitions or other Investments financed with the proceeds of any Reinvestment Deferred Amount, the Available Amount or the proceeds or any issuance of Capital Stock of the Parent Borrower or the issuance of any Indebtedness), (xi) cash charges included in clauses (a) through (l) of the definition of “Consolidated Net Income” and (xii) without duplication of amounts deducted from Excess Cash Flow in prior periods and, at the option of the Parent Borrower, the aggregate cash consideration (x) required to be paid by the Parent Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions and (y) expected to be paid in connection with planned Capital Expenditures of the Parent Borrower and its Restricted Subsidiaries (the “Planned Expenditures”), in each case during the period of four consecutive fiscal quarters of the Parent Borrower following the end of the applicable fiscal year for which Excess Cash Flow is being calculated (except to the extent financed with the proceeds of Indebtedness, any Reinvestment Deferred Amount, the proceeds of any issuance of Capital Stock of the Parent Borrower or utilizing the Available Amount); provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters.

“Excess Cash Flow Application Date”: as defined in Section 2.11(c).

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation”: with respect to any Loan Party (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) a Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.22) or (ii) a Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Credit Party’s failure to comply with Section 2.19(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Closing Date”: May 30, 2023.

“Existing Credit Agreement”: as defined in the recitals.

“Existing Domestic ABL Agreement”: as defined in Section 5.1(k).

“Existing Foreign ABL Agreement”: as defined in Section 5.1(k).

“Existing Letters of Credit”: the letters of credit existing on the Closing Date and identified on Schedule 3.1.

“Existing Mortgages”: the Mortgages existing on the Closing Date and identified on Schedule 5.1(i), as amended by the Mortgage Amendments as and when delivered in accordance with this Agreement.

“Existing Term B Lender”: a Term B Lender (as defined in the Existing Credit Agreement) immediately prior to giving effect to this Agreement on the Closing Date.

“Existing Term B Loans”: all Term B Loans (as defined in the Existing Credit Agreement) outstanding immediately prior to giving effect to this Agreement on the Closing Date.

“Expected Cure Amount”: as defined in Section 8.2.

“Facility”: each of (a) the Term B Commitments and the Term B Loans made thereunder (the “Term B Facility”), (b) the Tranche A Revolving Commitments and the Tranche A Revolving Loans made thereunder (the “Tranche A Revolving Facility”), (c) the Tranche B Revolving Commitments and the Tranche B Revolving Loans made thereunder (the “Tranche B Revolving Facility” and, together with the Tranche A Revolving Facility, the “Revolving Facilities”) and (d) the Incremental Term Loans (each, an “Incremental Term Facility”). Additional Facilities may be established pursuant to Section 2.26 or replaced pursuant to Section 10.1.

“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for the purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date”: (a) 15 days after the end of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Covenants”: the covenants set forth in Sections 7.1(a) and 7.1(b).

“Flood Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, Adjusted EURIBOR Rate, HIBOR Rate, each Adjusted Daily Simple RFR, Adjusted Term CORRA Rate, the CNHHIBOR Rate, the Central Bank Rate or the Canadian Prime Rate, as applicable. For the avoidance of doubt the initial Floor for each of the Term SOFR Rate, Adjusted EURIBOR Rate, HIBOR Rate, each Adjusted Daily Simple RFR, Adjusted Term CORRA Rate, the CNHHIBOR Rate, the Central Bank Rate or the Canadian Prime Rate, as applicable shall be 0.0%.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Loan Party”: each Loan Party that is not a Domestic Loan Party.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower Guarantee Agreement”: the Guarantee Agreement, dated as of the Closing Date, among the Foreign Subsidiary Borrowers and the Administrative Agent.

“Foreign Subsidiary Borrowers”: TTM Technologies (Hong Kong) Company Limited, a company incorporated in Hong Kong with company number 07268374, TTM Technologies China Limited, a company incorporated in Hong Kong with company number 09942506 and TTM Technologies Trading (Asia) Company Limited, a company incorporated in Hong Kong with company number 35919876.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Parent Borrower, Indebtedness in respect of the Loans and Revolving Commitments; provided that premiums on Indebtedness not due, unfunded letters of credit and operating leases shall be excluded.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, or solely with respect to the Foreign Subsidiary Borrowers, generally accepted accounting principles in Hong Kong as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s results of operations and/or financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Parent Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Second Amended and Restated Guarantee and Collateral Agreement, dated as of the Closing Date, executed and delivered by the Parent Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“HIBOR Determination Day”: as defined in the definition of “HIBOR Screen Rate”.

“HIBOR Rate”: for any day and time, with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars for any Interest Period, the rate per annum equal to (a) the HIBOR Screen Rate or (b) if no HIBOR Screen Rate is available for an Impacted Interest Period, the Interpolated Rate; provided that if such Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“HIBOR Screen Rate”: with respect to any Interest Period, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Hong Kong time the first Business Day in Hong Kong (the “HIBOR Determination Day”) of such Interest Period. If the HIBOR Screen Rate shall be less than zero, the HIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement. If by 5:00 pm (Hong Kong time) on such HIBOR Determination Day, the “HIBOR Screen Rate” for the applicable tenor has not been published on the Reuters Screen HKABHIBOR Page (or, any successor or substitute page) and a Benchmark Replacement Date with respect to the HIBOR Rate has not occurred, then, so long as such day is otherwise a Business Day, the HIBOR Screen Rate for such HIBOR Determination Day will be the HIBOR Screen Rate as published in respect of the first preceding Business Day for which such HIBOR Screen Rate was published on the Reuters Screen HKABHIBOR Page (or, any successor or substitute page), so long as such first preceding Business Day is not more than five (5) Business Days prior to such HIBOR Determination Day.

“HK Debenture”: the first-ranking Hong Kong law debentures, dated on or about the date of this Agreement, granted by each of TTM Technologies (Hong Kong) Company Limited, TTM Technologies China Limited and TTM Technologies Trading (Asia) Company Limited in favor of the Administrative Agent over substantially all of assets of such grantor.

“Hong Kong”: the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Dollar”: the lawful currency of Hong Kong.

“Immaterial Subsidiary”: Wirekraft Industries, LLC; provided that if, at any time, any such Subsidiary shall have revenues, assets or operations, such Subsidiary shall cease to be an Immaterial Subsidiary.

“Impacted Interest Period”: at any time, any Interest Period for which the applicable Screen Rate is not available at such time with respect to such applicable currency.

“Incremental Acquisition Term Facility”: an Incremental Term Facility designated as an “Incremental Acquisition Term Facility” by the Parent Borrower, the Administrative Agent and the applicable Incremental Term Lenders in the applicable Incremental Facility Activation Notice, the making of which is conditioned upon the consummation of, and the proceeds of which will be used to finance, a Permitted Acquisition or other acquisition or Investment permitted hereunder (including the refinancing of Indebtedness in connection therewith (to the extent required in connection with such Permitted Acquisition, acquisition or Investment) and the payment of related fees and expenses).

“Incremental Cap”: at any time, (a) an amount equal to the Base Incremental Amount on such date, (b) an additional amount equal to the Voluntary Prepayment Amount on such date and (c) an additional amount subject to the Maximum Incremental Amount as of such date (it being understood that (i) the Parent Borrower shall be deemed to have utilized amounts under clause (c) above prior to utilization of amounts under clauses (a) or (b) above and (ii) the proceeds from any incurrence under such clauses may be utilized in a single transaction by first calculating the incurrence under clause (c) above and then calculating the incurrence under clauses (i) and/or (ii) above); provided that in the event that the Parent Borrower has the ability to utilize additional amounts under clause (c) above in a subsequent period, the Borrower shall be deemed to have reclassified such amount used in any prior use of the Incremental Cap under clauses (a) and/or (b) as amounts utilized under clause (c); provided further that (x) in no event shall any Incremental Term Loans, Incremental Revolving Commitments or Incremental Equivalent Indebtedness consisting of Permitted Additional Pari Passu Indebtedness be incurred as a result of any Voluntary Prepayment Amount attributable to prepayments of Permitted Additional Junior Lien Indebtedness or Permitted Unsecured Indebtedness and (y) in no event shall any Incremental Equivalent Indebtedness consisting of Permitted Additional Junior Lien Indebtedness be incurred as a result of any Voluntary Prepayment Amount attributable to prepayments of Permitted Unsecured Indebtedness.

“Incremental Equivalent Indebtedness”: Indebtedness incurred or issued by a Domestic Loan Party consisting of Permitted Additional Pari Passu Indebtedness, Permitted Additional Junior Lien Indebtedness or Permitted Unsecured Indebtedness; provided subject to Section 1.3, the aggregate amount of all Incremental Term Loans, Incremental Revolving Commitments and Incremental Equivalent Indebtedness incurred on any date shall not exceed the Incremental Cap.

“Incremental Facility” as defined in Section 2.24(a).

“Incremental Facility Activation Notice”: a notice substantially in the form of Exhibit I-1 or in such other form as is reasonably acceptable to the Administrative Agent; provided that if such Incremental Facility Activation Notice is (i) in respect of an Incremental Term Facility to be designated as an “Incremental Acquisition Term Facility” or (ii) is to effect amendments to this Agreement or the other Loan Documents as contemplated by Section 2.24(d), the Administrative Agent shall, in each case, have executed such Incremental Facility Activation Notice.

“Incremental Facility Closing Date”: any Business Day designated as such in an Incremental Facility Activation Notice.

“Incremental Lenders”: with respect to any Incremental Term Loans or Incremental Revolving Commitments, the Lenders signatory to the relevant Incremental Facility Activation Notice that are providing such Incremental Term Loans or Incremental Revolving Commitments, as applicable.

“Incremental Loans”: Incremental Revolving Loans and/or Incremental Term Loans, as the context may require.

“Incremental Revolving Commitments”: as defined in Section 2.24(a).

“Incremental Revolving Loans”: any revolving loans made pursuant to Section 2.24(a).

“Incremental Term Facility”: as defined in the definition of “Facility”.

“Incremental Term Loan Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Incremental Facility Activation Notice, the maturity date specified in such Incremental Facility Activation Notice, which date shall not be earlier than the final maturity of the Term B Loans.

“Incremental Term Loans”: any term loans made pursuant to Section 2.24(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and not overdue more than 90 days, (ii) deferred compensation payable to directors, officers or employees of any Group Member and (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), and (j) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee”: as defined in Section 10.5(b).

“Initial Continuing Lender”: as defined in Section 2.2(b)(i).

“Initial Term B Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Initial Term B Loan to the Parent Borrower in a principal amount equal to the amount set forth under the heading “Term B Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Initial Term B Commitments is $400,000,000.

“Initial Term B Lender”: a Lender holding Initial Term B Commitments or Initial Term B Loans.

“Initial Term B Loan”: as defined in Section 2.1.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Interest Election Request”: a request by the Parent Borrower to convert or continue a Borrowing in accordance with Section 2.12, which shall be in a form approved by the Administrative Agent.

“Interest Payment Date”: (a) as to any ABR Loan (other than a Swingline Loan) or Canadian Prime Rate Loan, the first day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the final maturity date of such Loan, (c) as to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the final maturity date of such Loan, (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the final maturity date of such loan and (e) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Term Benchmark Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or (other than with respect to Borrowings denominated in Canadian Dollars) six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan for any Agreed Currency), as the Parent Borrower may elect (or such other date as agreed by the Parent Borrower and the Administrative Agent); provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the date final payment is due on the relevant Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(iv) no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in the applicable Borrowing Request or Interest Election Request.

“Interpolated Rate”: at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) with respect to RMB, (i) the CNHHIBOR Screen Rate for the longest period (for which CNHHIBOR Screen Rate is available for RMB) that is shorter than the Impacted Interest Period and (ii) the CNHHIBOR Screen Rate for the shortest period (for which the CNHHIBOR Screen Rate is available for RMB) that exceeds the Impacted Interest Period at such time and (b) with respect to Hong Kong Dollars, (i) the HIBOR Screen Rate for the longest period (for which HIBOR Screen Rate is available for Hong Kong Dollars) that is shorter than the Impacted Interest Period and (ii) the HIBOR Screen Rate for the shortest period (for which the HIBOR Screen Rate is available for Hong Kong Dollars) that exceeds the Impacted Interest Period at such time.

“Investments”: as defined in Section 7.7.

“IRS”: the United States Internal Revenue Service.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” International Chamber of Commerce publication number 590 (or such later version thereof as may be in effect at the time of issuance and to which such Letter of Credit is subject).

“Issuing Lender”: (i) JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., HSBC Bank USA, National Association, PNC Bank, National Association and Truist Bank or (ii) any other Lender (which may act through its Affiliates) requested by the Parent Borrower and reasonably acceptable to the Administrative Agent which agrees to act as an Issuing Lender hereunder, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joint Venture”: a joint venture, partnership or other similar arrangement entered into by the Parent Borrower or any Restricted Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.

“Judgment Currency”: as defined in Section 10.22.

“Junior Indebtedness”: (a) any Subordinated Indebtedness, (b) any Indebtedness of any Group Member that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations and (c) any Material Unsecured Indebtedness of any Group Member.

“Latest Maturity Date”: at any date of determination, the latest scheduled maturity date applicable to any Loan hereunder at such time, including in respect of any Incremental Term Facility.

“LCA Test Date”: as defined in Section 1.3.

“L/C Commitment”: $200,000,000, as such amount may be reduced from time to time by the mutual agreement of the Administrative Agent and the Parent Borrower. The initial L/C Commitment of each Issuing Lender is set forth on Schedule 1.1A.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Tranche A Revolving Lender at any time shall be its Tranche A Revolving Percentage of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Parent Borrower and each Lender shall remain in full force and effect until the Issuing Lenders and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit issued by an Issuing Lender, the collective reference to all the Tranche A Revolving Lenders other than the Issuing Lender with respect to such Letter of Credit.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender-Related Person”: as defined in Section 10.5(c).

“Lenders”: as defined in the preamble hereto.

“Letter of Credit Expiration Date”: as defined in Section 3.1(a).

“Letters of Credit”: any letter of credit issued pursuant to this Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”: any Permitted Acquisition or similar acquisition by the Parent Borrower or one or more of its Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity”: at any date of determination, the sum of (a) all Unrestricted Cash and (b) the aggregate amount of the sum of the aggregate Available Tranche A Revolving Commitments and the aggregate Available Tranche B Revolving Commitments.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Foreign Subsidiary Borrower Guarantee Agreement, the Notes, any joinder agreement delivered pursuant to Section 2.27 (including any Designated Borrower Notice, Designated Borrower Guarantee or Designated Borrower Request and Assumption Agreement) and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Modification Agreement”: a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, among the Parent Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.26.

“Loan Modification Offer”: as defined in Section 2.26(a).

“Loan Parties”: the Borrowers and the Subsidiary Guarantors.

“Local Time”: (i) London time, in the case of any Loan denominated in Euro or Sterling, (ii) Switzerland time, in the case of any Loan denominated in Swiss Francs, (iii) Hong Kong time, in the case of any Loan denominated in RMB or Hong Kong Dollars and (iv) New York City time, in all other instances.

“Majority Facility Lenders”: with respect to (a) the Term B Facility, the holders of more than 50% of the Term B Loans then outstanding, (b) the Tranche A Revolving Facility, the holders of more than 50% of the Tranche A Revolving Commitments then in effect or, if the Tranche A Revolving Commitments have been terminated, the Tranche A Revolving Loans outstanding, (c) the Tranche B Revolving Facility, the holders of more than 50% of the Tranche B Revolving Commitments then in effect or, if the Tranche B Revolving Commitments have been terminated, the Tranche B Revolving Loans outstanding and (d) any Incremental Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding under such Facility.

“Market Capitalization”: an amount equal to (i) the total number of issued and outstanding shares of common stock of the Parent Borrower on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock on the principal securities exchange on which such common stock is traded for the 20 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Group Members in excess of $35,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Parent Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Group Members in excess of $35,000,000.

“Material Indebtedness”: Indebtedness (other than the Loans) or Swap Obligations of any one or more of the Parent Borrower and the Restricted Subsidiaries in an aggregate principal amount of $50,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower and/or any applicable Restricted Subsidiary would be required to pay if the applicable Swap Agreement were terminated at such time.

“Material Unsecured Indebtedness”: any Indebtedness in an aggregate principal amount of $25,000,000 or more that is not secured by a Lien on any property of any Group Member.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and urea-formaldehyde insulation.

“Maximum Incremental Amount”: an amount represented by Incremental Loans and Incremental Revolving Commitments to be established pursuant to Section 2.24 and Incremental Equivalent Indebtedness to be incurred that would not, immediately after giving effect to the establishment thereof (excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness) (which shall assume that the full amount of any Incremental Revolving Commitments being established at such time are fully drawn), cause (i) with respect to Incremental Loans, Incremental Revolving Commitments or Incremental Equivalent Indebtedness consisting of Permitted Additional Pari Passu Indebtedness, the Consolidated First Lien Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence of such Indebtedness, to exceed 3.25:1.00 (or if such Indebtedness is incurred in connection with a Permitted Acquisition or an Investment permitted hereunder, such Consolidated First Lien Leverage Ratio to exceed the Consolidated First Lien Leverage Ratio immediately prior to such transaction), (ii) with respect to Incremental Equivalent Indebtedness consisting of Permitted Additional Junior Lien Indebtedness, the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence of such Indebtedness, to exceed 3.75:1.00 (or if such Indebtedness is incurred in connection with a Permitted Acquisition or an Investment permitted hereunder, such Consolidated Secured Leverage Ratio to exceed the Consolidated Secured Leverage Ratio immediately prior to such transaction) or (iii) with respect to Incremental Equivalent Indebtedness consisting of Permitted Unsecured Indebtedness, (1) the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), to exceed 4.25:1.00 (or if such Indebtedness is incurred in connection with a Permitted Acquisition or an Investment permitted hereunder, such Consolidated Leverage Ratio to exceed the Consolidated Leverage Ratio immediately prior to such transaction) or (2) the Consolidated Interest Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof, to be less than 2.00:1.00.

“Minimum Extension Condition”: as defined in Section 2.26(a).

“MIRE Event”: if there is any Mortgaged Property at such time, any increase, extension or renewal of any of the Commitments or Loans (including any Incremental Facilities, but excluding (i) any continuation or conversion of Borrowings, (ii) the making of any Revolving Loan or (iii) the issuance, renewal or extension of any Letter of Credit).

“MIRE Notice Period”: as defined in Section 2.28.

“Mortgage Amendment”: as defined in Section 5.1(i).

“Mortgage Policies”: as defined in Section 6.10(b).

“Mortgaged Properties”: the real properties listed on Schedule 1.1B and with respect to any real property that becomes subject to a Mortgage pursuant to this Agreement, in each case as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each existing Mortgage and each of the mortgages, deeds of trust and/or deeds to secure debt made by any Domestic Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust or deed to secure debt is to be recorded), including any Mortgages executed and delivered pursuant to Sections 5.1(i), 6.10(b) and 6.13.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Necessary Cure Amount”: as defined in Section 8.2.

“Net Cash Proceeds”: (a) in connection with any Disposition or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.24(b).

“New Lender Supplement”: a supplement substantially in the form of Exhibit I-2.

“Non-Guarantor Debt Basket”: an amount equal to the greater of $221,000,000 and 45.0% of Consolidated EBITDA for the most recently ended Reference Period.

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Not Otherwise Applied”: in respect of any amount, such amount has not previously been (and is not currently being) applied to any other use or transaction.

“No Undisclosed Information Representation”: with respect to any Person, a representation that such Person is not in possession of any material non-public information with respect to the Parent Borrower or any of its Subsidiaries that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to the Borrower or any of its Subsidiaries) and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: collectively, (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Parent Borrower pursuant hereto) or otherwise, (b) all Banking Services Obligations, (c) all Secured Swap Obligations and (d) all Bilateral Letter of Credit Obligations; provided that Obligations shall not include any Excluded Swap Obligation.

“Original Credit Agreement”: the Term Loan Credit Agreement, dated as of May 31, 2015, among the Parent Borrower, the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto, as in effect prior to the Existing Closing Date.

“Other Applicable Indebtedness”: outstanding Indebtedness that is secured by Liens on the Collateral that are pari passu to the Liens on the Collateral securing the Obligations, which Indebtedness was incurred as (a) Incremental Equivalent Indebtedness consisting of Permitted Additional Pari Passu Indebtedness or (b) Term Loan Refinancing Indebtedness.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Outbound Investment Rules”: the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Borrower”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“Payment”: as defined in Section 9.12(c)(1).

“Payment Notice” as defined in Section 9.12(c)(2).

“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”: any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (ii) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent liability.

“Periodic Term CORRA Determination Day”: as defined in the definition of “Term CORRA Rate”.

“Permitted Acquisition”: (subject to the application of Section 1.3 in the case of a Limited Condition Acquisition) the purchase or other acquisition by the Parent Borrower or any Restricted Subsidiary of all or a majority of the Capital Stock of, or all or substantially all of the property of, any Person, or of any business or division of any Person; provided that with respect to each purchase or other acquisition (i) after giving effect thereto, the Parent Borrower and its Restricted Subsidiaries are in compliance with Section 7.15, (ii) immediately before and immediately after giving effect on a pro forma basis to any such purchase or other acquisition, no Event of Default under clauses (a) or (f) of Section 8 shall have occurred and be continuing and (iii) any such newly created or acquired Subsidiary shall, to the extent required by Section 6.10, comply with the requirements of Section 6.10.

“Permitted Additional Junior Lien Indebtedness”: Indebtedness of any Domestic Loan Party (a) that is (and Guarantee Obligations by any Domestic Loan Party that are) secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations on terms reasonably satisfactory to the Administrative Agent and that is not secured by any other property or assets of the Parent Borrower or any of its Restricted Subsidiaries, (b) that does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of the Parent Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof, (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or (ii) included in or added to the Loan Documents for the benefit of the Lenders) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Permitted Additional Junior Lien Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, and (e) that is not guaranteed by any Person other than by the Parent Borrower and/or Restricted Subsidiaries that are Domestic Loan Parties.

“Permitted Additional Pari Passu Indebtedness”: Indebtedness of any Domestic Loan Party (a) that is (and Guarantee Obligations by any Domestic Loan Party that are) secured by a Lien on the Collateral that is pari passu to the Lien on the Collateral securing the Obligations on terms reasonably satisfactory to the Administrative Agent and that is not secured by any other property or assets of the Parent Borrower or any of its Restricted Subsidiaries, (b) other than with respect to Permitted Inside Maturity Debt, that does not mature earlier than the Latest Maturity Date then in effect at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) that does not provide for any mandatory prepayment thereof prior to the Latest Maturity Date then in effect at the time of incurrence thereof (other than (i) upon a change of control, fundamental change and customary acceleration rights after an event of default and (ii) mandatory prepayments that require such prepayment be applied ratably (or greater than ratably) to the Loans); provided, the foregoing limitations in this clause (c) shall not apply to, nor prohibit the Domestic Loan Parties from entering into, bridge financings or other similar short term debt facilities that require mandatory prepayment from the incurrence of a permanent financing to replace such bridge financing or short term debt, (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall include financial maintenance covenants only to the extent any such financial maintenance covenant is (i) applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof or (ii) included in or added to the Loan Documents for the benefit of the Lenders) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such Permitted Additional Pari Passu Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, (e) for which the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or interest rate floors) and (subject to clause (b) above) amortization schedule applicable to such Permitted Additional Pari Passu Indebtedness shall be determined by the Parent Borrower and the Persons providing such Indebtedness, provided that, in the event that the all-in-yield for any Permitted Additional Pari Passu Indebtedness in the form of senior secured term loans incurred on or prior to the six month anniversary of the Closing Date shall be more than 50 basis points higher than the corresponding all-in-yield for any then existing Term B Loans as determined by the Administrative Agent in accordance with standard market practices (after giving effect to interest rate margins, original issue discount, upfront fees or interest rate floors), then the all-in-yield with respect to the outstanding Term B Loans shall be increased to the amount necessary so that the difference between the all-in-yield with respect to such Permitted Additional Pari Passu Indebtedness and the all-in-yield on the outstanding Term B Loans is equal to 50 basis points and (f) that is not guaranteed by any Person other than by the Parent Borrower and/or Restricted Subsidiaries that are Domestic Loan Parties.

“Permitted Amendment”: an amendment to this Agreement and/or the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.26, providing for an extension of the scheduled maturity date and/or amortization applicable to the Loans of the Accepting Lenders of a relevant Facility and, in connection therewith, which may also provide for (a)(i) a change in the Applicable Margin with respect to the Loans of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans, (b) changes to any prepayment premiums with respect to the applicable Loans of a relevant Facility, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new Facility of Loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement and/or the other Loan Documents applicable to the applicable Loans of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement and/or the other Loan Documents, as applicable, prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.

“Permitted Convertible Indebtedness”: Convertible Indebtedness that is not guaranteed by any Person.

“Permitted Inside Maturity Debt”: (a) bridge financings, other similar short term debt facilities or Indebtedness subject to escrow or similar arrangements that, in each case, subject to customary conditions (as determined by the Borrower in good faith), provide for an automatic extension of the maturity thereof to a date no earlier than the Latest Maturity Date in effect at the time of incurrence of such Indebtedness (and, taking into account such extension, the weighted average life to maturity of such Indebtedness is no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness) or require such loans to be converted into or exchanged for permanent financing with (i) a maturity date no earlier than the Latest Maturity Date in effect at the time of incurrence of such Indebtedness and (ii) a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness and (b) other Indebtedness in an aggregate principal amount not exceeding the greater of (x) $25,000,000 and (y) 5.0% of Consolidated EBITDA.

“Permitted Liens”: Liens permitted pursuant to Section 7.3.

“Permitted Receivables Facility”: any Receivables Facility; provided that the aggregate outstanding and uncollected amount of accounts receivable pledged, sold, conveyed or otherwise transferred in connection with all such Receivables Facilities shall not exceed $30,000,000 at any time.

“Permitted Refinancing Indebtedness”: with respect to any Indebtedness of any Person (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness, in whole or in part; provided, that (i) no Person that is not an obligor with respect to the Original Indebtedness shall be an obligor with respect to such Permitted Refinancing Indebtedness, (ii) the final maturity and weighted average life to maturity of such Indebtedness shall not be shortened as a result of such modification, refinancing, refunding, replacement, renewal or extension, (iii) [reserved], (iv) (x) in the case of any Original Indebtedness consisting of a revolving credit facility, the committed amount (in the case of a revolving credit facility) or principal of such Permitted Refinancing Indebtedness does not exceed the committed amount in respect of the Original Indebtedness and (y) otherwise, the principal amount (or accreted value or committed amount, if applicable) thereof does not exceed the principal amount (or accreted value or committed amount, if applicable) of the Original Indebtedness, except in each case by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such modification, refinancing, refunding, replacement, renewal or extension, (v) for the avoidance of doubt, the Original Indebtedness is paid down (or commitments in respect thereof are reduced) on a dollar-for-dollar basis by such Permitted Refinancing Indebtedness (other than by the Additional Permitted Amount), (vi) if the Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders and (vii) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Permitted Unsecured Indebtedness”: Indebtedness of any Domestic Loan Party (a) that is not (and any Guarantee Obligations thereof by any Domestic Loan Party are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Facility of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange into Capital Stock of the Parent Borrower in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of incurrence thereof, (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants and that applicable negative covenants shall be incurrence-based to the extent customary for similar Indebtedness) and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are not more favorable to the lenders or investors providing such

Permitted Unsecured Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence thereof); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, and (e) that is not guaranteed by any Person other than on an unsecured basis by the Parent Borrower and/or Restricted Subsidiaries that are Domestic Loan Parties.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Planned Expenditures”: as defined in the definition of “Excess Cash Flow”.

“Pledged Collateral”: as defined in the Guarantee and Collateral Agreement.

“Pricing Grid”: with respect to Revolving Loans, Swingline Loans and Commitment Fees:

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Term Benchmark Loans and RFR Loans	Applicable Margin for ABR Loans and Canadian Prime Rate Loans	Applicable Commitment Fee Percentage
I	> 4.00:1.00	2.25%	1.25%	0.35%
II	≤ 4.00:1.00	2.00%	1.00%	0.30%
III	≤ 3.00:1.00	1.75%	0.75%	0.25%
IV	≤ 2.00:1.00	1.50%	0.50%	0.20%
V	≤ 1.00:1.00	1.25%	0.25%	0.15%

Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the third Business Day following the date (the “Adjustment Date”) on which the financial statements have been delivered pursuant to Section 6.1 for the most recently ended fiscal quarter or fiscal year of the Parent Borrower, as applicable, commencing with the first full fiscal quarter of the Parent Borrower ending following the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements have been delivered (or an earlier date, in the reasonable discretion of the Administrative Agent), the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for purposes of this definition be deemed to be Pricing Level I. Each determination of the Consolidated Leverage Ratio pursuant to this pricing grid shall be made with respect to the Reference Period ending at the end of the period covered by the relevant financial statements.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis”: with respect to the calculation of any test or covenant hereunder, such test or covenant being calculated after giving effect to (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (c) any Material Acquisition, (d) any Material Disposition, and (e) any assumption, incurrence, repayment or other Disposition of Indebtedness (all of the foregoing, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated, acquired or sold (to the extent available) and the consolidated financial statements of the Parent Borrower and its Restricted Subsidiaries, which shall be reformulated as if all Applicable Transactions during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period (and shall include, with respect to any Material Acquisition or Material Disposition, any adjustments calculated in accordance with (and subject to the requirements and limitations of) clause (i) of the definition of “Consolidated EBITDA”); provided that with respect to any assumption, incurrence, repayment or other Disposition of Indebtedness (i) if such Indebtedness has a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term as at the date of calculation in excess of 12 months), (ii) interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, (iii) interest on any Indebtedness under a revolving credit facility shall be based upon the average daily balance of such Indebtedness during the applicable period and (iv) interest on Indebtedness that may be optionally determined at an interest rate based upon a factor of a prime or similar rate, an applicable interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Parent Borrower may designate. For the avoidance of doubt, in calculating interest expense, (x) the interest expense attributable to any Indebtedness assumed or incurred during the Applicable Reference Period or subsequent to the Applicable Reference Period and on or prior to the date of such calculation shall be included and (y) the interest expense attributable to any Indebtedness repaid (other than Indebtedness incurred under a revolving facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced) or otherwise Disposed of during the Applicable Reference Period or subsequent to the Applicable Reference Period and on or prior to the date of such calculation shall be excluded. To the extent any leverage ratio is being tested on a Pro Forma Basis in connection with the incurrence of any revolving Indebtedness, such leverage ratio shall be calculated assuming such revolving Indebtedness is fully drawn.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider”: a Lender whose representatives may trade in securities of the Parent Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Parent Borrower under the terms of this Agreement.

“Purchasing Borrower Party”: any of the Parent Borrower or any Restricted Subsidiary.

“QFC Credit Support”: as defined in Section 10.18.

“Qualified Capital Stock”: Capital Stock of the Parent Borrower other than Disqualified Capital Stock.

“Receivables Facility”: the collective reference to any Receivables Purchase Facility or Receivables Securitization Facility.

“Receivables Purchase Facility”: any one or more receivables purchase or financing facilities entered into in connection with any continuing accounts receivables discounting, factoring or financing arrangement with terms and conditions reasonably satisfactory to the Administrative Agent and pursuant to which the Parent Borrower or any Restricted Subsidiary may pledge, sell, convey or otherwise transfer its accounts receivable to any Person (other than the Parent Borrower or a Restricted Subsidiary) in exchange for cash (including, in the case of any pledge of accounts receivables, cash proceeds of loans made by such Person that are secured by such pledged accounts receivables) in an amount equal to or greater than the fair market value (as determined in good faith by the Parent Borrower and taking into account customary discount fees or customary discount factors) of the accounts receivables so pledged, sold, conveyed or transferred.

“Receivables Securitization Facility”: any one or more receivables financing facilities the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent Borrower and its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Parent Borrower or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell the accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Subsidiary”: any Subsidiary of the Parent Borrower formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto; provided that each Receivables Subsidiary shall at all times be 100% owned by a Domestic Loan Party.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member that yields gross cash proceeds to any Group Member in excess of $15,000,000.

“Reference Period”: each period of four consecutive fiscal quarters of the Parent Borrower.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (5) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting, (6) if the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting, (7) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting or (8) if such Benchmark is none of the Term SOFR Rate, EURIBOR Rate, SONIA, SARON, Daily Simple SOFR, Daily Simple CORRA or the Adjusted Term CORRA Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulatory Authority”: as defined in Section 10.15.

“Reimbursement Obligation”: the obligation of any Borrower to reimburse the relevant Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Parent Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Parent Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Parent Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 18 months after such Reinvestment Event (or if the Parent Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 18 months after such Reinvestment Event to reinvest such Reinvestment Deferred Amount, the date occurring 24 months after such Reinvestment Event) and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Parent Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate”: (a) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (b) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (c) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA Rate, (d) with respect to any RFR Borrowing denominated in Sterling, Swiss Francs, Dollars or Canadian Dollars, the applicable Adjusted Daily Simple RFR, (e) with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars, the HIBOR Rate, (f) with respect to any Term Benchmark Borrowing denominated in RMB, the CNHHIBOR Rate and (g) with respect to any RFR Borrowing in Dollars, the Daily Simple SOFR, as applicable.

“Relevant Screen Rate”: (a) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (c) with respect to any Term Benchmark Borrowing denominated in RMB, the CNHHIBOR Screen Rate, (d) with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars, the HIBOR Screen Rate, or (e) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Rate, as applicable.

“Replaced Term Loans”: as defined in Section 10.1.

“Replacement Revolving Commitments”: as defined in Section 10.1.

“Replacement Revolving Effective Date”: as defined in Section 10.1.

“Replacement Revolving Facility”: as defined in Section 10.1.

“Replacement Revolving Loans”: as defined in Section 10.1.

“Replacement Term Loans”: as defined in Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the Closing Date (no matter how such notice requirement may be changed in the future).

“Repricing Transaction”: (a) any prepayment of Term B Loans with the proceeds of a substantially concurrent incurrence of Indebtedness by any Group Member (other than any such incurrence in connection with a Transformative Acquisition) in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on such Term B Loans (with the all-in yield calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, any interest rate floors, the Applicable Margin hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of such Term Loans and such Indebtedness with the original issue discount and upfront fees being equated to interest rate assuming a four-year life to maturity of such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness)) and (b) any amendment, amendment and restatement or other modification to this Agreement that reduces the all-in yield (calculated as set forth in clause (a) above) of the Term B Loans (other than any such amendment, amendment and restatement or other modification effected in connection with a Transformative Acquisition).

“Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50% of the sum of (a) the Term B Commitments, or if the Term B Commitments have been terminated, the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Required Revolving Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer of the Parent Borrower.

“Restricted Debt Payment”: as defined in Section 7.8(a).

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revaluation Date”: (a) with respect to any Loan denominated in any Designated Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any

Letter of Credit denominated in a currency other than Dollars, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Commitment”: with respect to each Lender, the sum of such Lender’s Tranche A Revolving Commitment and Tranche B Revolving Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 1.1A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Credit Exposure”: with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Tranche A Revolving Credit Exposure and Tranche B Revolving Credit Exposure.

“Revolving Extensions of Credit”: with respect to any Revolving Lender at any time, an amount equal to the sum of its (a) Tranche A Revolving Extensions of Credit and (b) Tranche B Revolving Extensions of Credit.

“Revolving Facilities”: as defined in the definition of Facility.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: a Tranche A Revolving Loan or a Tranche B Revolving Loan, as applicable.

“Revolving Springing Maturity Date”: the date that is 91 days prior to the final scheduled maturity of any outstanding Earlier Maturing Debt if as of such 91st day in respect of the applicable Earlier Maturing Debt, either (a) the Parent Borrower and its Restricted Subsidiaries do not have Liquidity in an amount equal to at least 125% of the aggregate principal amount of such Earlier Maturing Debt or (b) the Consolidated Leverage Ratio is greater than 2.50:1.00 for the Applicable Reference Period; provided, however, in each case, if such date is not a Business Day, the Revolving Springing Maturity Date shall be the next preceding Business Day.

“Revolving Termination Date”: the earlier of (a) May 30, 2031 (the “Scheduled Revolving Maturity Date”) and (b) if applicable, the Revolving Springing Maturity Date.

“RFR”: for any RFR Loan denominated in (a) Sterling, SONIA, (b) Swiss Francs, SARON, (c) Dollars, Daily Simple SOFR and (d) Canadian Dollars, solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term CORRA Rate, Daily Simple CORRA.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day”: for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (c) Dollars, a U.S. Government Securities Business Day and (d) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Interest Day”: as defined in the definition of “Daily Simple RFR”.

“RFR Loan”: a Loan that bears interest at a rate based on Adjusted Daily Simple RFR.

“RMB”: Chinese Renminbi made available solely outside of the People’s Republic of China.

“Sanctioned Country”: at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (at the time of the Closing Date, Crimea, Kherson, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country; (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or (d) any Person otherwise the subject or target of Sanctions.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Scheduled Revolving Maturity Date”: as defined in the definition of Revolving Termination Date.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Secured Swap Obligations”: Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that no later than 10 Business Days after any transaction relating to such Swap Obligation is executed (or, if later, within 10 Business Days after the Closing Date), the Parent Borrower (other than for transactions with JPMorgan Chase Bank, N.A. and its Affiliates) and the Lender party thereto or its Affiliate (other than JPMorgan Chase Bank, N.A.) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Security Documents.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the HK Debentures, the Mortgages and all other security documents (including intellectual property security agreements) hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: as defined in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR”.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of such Person will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person will not have an unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted as of such date of determination and proposed to be conducted following such date.

“SONIA”: with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Acquisition Agreement Representations”: with respect to any acquisition contemplated by the Parent Borrower or any Restricted Subsidiary, the representations made by or on behalf of the proposed target of such acquisition in the documentation governing such acquisition (the “Subject Acquisition Agreement”) that are material to the interests of the Lenders, but only to the extent that accuracy of any such representation is a condition to the obligations of the Parent Borrower (or any affiliate thereof) to close under the Subject Acquisition Agreement or the Parent Borrower (or an affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Subject Acquisition Agreement as a result of a breach of such representations in the Subject Acquisition Agreement.

“Specified Representations”: the representations and warranties of the Parent Borrower and the Subsidiary Guarantors set forth in Sections 4.3(a) and (c), 4.4(a), 4.5 (solely with respect to organizational or governing documents and agreements governing Material Indebtedness), 4.11, 4.14, 4.16, 4.19, 4.20, 4.21, 4.23 and 4.24.

“Spot Rate”: for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “₤”: the lawful currency of the United Kingdom.

“Subject Indebtedness”: as defined in Section 10.1.

“Subordinated Indebtedness”: any Indebtedness of any Group Member that is expressly subordinated in right of payment to the Obligations.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor”: each Restricted Subsidiary of the Parent Borrower that is a Domestic Subsidiary (other than any Immaterial Subsidiary, any CFC Holding Company or any Subsidiary of a Foreign Subsidiary or a CFC Holding Company).

“Supported QFC”: as defined in Section 10.18.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap Agreement.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Tranche A Revolving Lender at any time shall be equal to its Tranche A Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: as the context may require, JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swiss Franc”: the lawful currency of Switzerland.

“T2”: the real time gross settlement system operated the Eurosystem, or any successor system.

“TARGET Day”: any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Commitment”: the Initial Term B Commitments.

“Term B Facility”: as defined in the definition of “Facility”.

“Term B Lender”: each Lender that holds a Term B Commitment or that holds a Term B Loan.

“Term B Loan”: the Initial Term B Loans.

“Term B Percentage”: as to any Term B Lender at any time, the percentage which such Lender’s Term B Commitment then constitutes of the aggregate Term B Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term B Loans then outstanding constitutes of the aggregate principal amount of the Term B Loans then outstanding).

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the HIBOR Rate, the CNHHIBOR Rate or the Adjusted Term CORRA Rate.

“Term CORRA Administrator”: CanDeal Benchmark Administration Services Inc., TSX Inc. or any successor administrator.

“Term CORRA Notice”: a notification by the Administrative Agent to the Lenders and the Parent Borrower of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Rate”: for any calculation with respect to a Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then the Term CORRA Rate will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided further that if the Term CORRA Rate shall ever be less than the Floor, then the Term CORRA Rate shall be deemed to be the Floor.

“Term CORRA Reelection Event”: the determination by the Administrative Agent that (a) the Term CORRA Rate has been recommended for use by the Relevant Governmental Body, (b) the administration of the Term CORRA Rate is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.16(a) that is not the Term CORRA Rate.

“Term CORRA Reference Rate”: means the forward-looking term rate based on CORRA.

“Term Lenders”: the collective reference to the Term B Lenders and the Incremental Term Lenders.

“Term Loan Maturity Date”: May 30, 2030.

“Term Loan Refinancing Indebtedness”: as defined in Section 7.2(a).

“Term Loans”: the collective reference to the Term B Loans and the Incremental Term Loans.

“Term SOFR Administrator’s Website”: the CME Term SOFR Administrator’s website, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for the term Secured Overnight Financing Rate (SOFR) identified as such by the CME Term SOFR Administrator from time to time.

“Term SOFR Determination Day”: as defined in the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator on the Term SOFR Administrator’s Website; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Title Endorsements” as defined in Section 5.1(i).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Tranche A Revolving Commitments”: at any time, the aggregate amount of the Tranche A Revolving Commitments then in effect.

“Total Tranche A Revolving Extensions of Credit”: at any time, the aggregate amount of the Tranche A Revolving Extensions of Credit of the Tranche A Revolving Lenders outstanding at such time.

“Total Tranche B Revolving Commitments”: at any time, the aggregate amount of the Tranche B Revolving Commitments then in effect.

“Total Tranche B Revolving Extensions of Credit”: at any time, the aggregate amount of the Tranche B Revolving Extensions of Credit of the Tranche B Revolving Lenders outstanding at such time.

“Trade Date”: with respect to any sale or assignment of rights by a Lender under this Agreement, the date on which such Lender entered into a binding agreement to sell or assign all or a portion of its rights under this Agreement.

“Tranche”: a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) Term B Commitments, Term B Loans, (b) Tranche A Revolving Commitments, Tranche A Revolving Loans, Letters of Credit, and Swingline Loans, and (c) Tranche B Revolving Commitments and Tranche B Revolving Loans.

“Tranche A Foreign Currency”: any Designated Foreign Currency other than Hong Kong Dollars and RMB.

“Tranche A Revolving Commitment” as to any Tranche A Lender, the obligation of such Tranche A Lender, if any, to make Tranche A Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Tranche A Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The initial amount of the Tranche A Revolving Commitments on the Closing Date is $700,000,000.

“Tranche A Revolving Credit Exposure”: with respect to any Tranche A Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Tranche A Revolving Loans and its L/C Exposure and Swingline Exposure at such time.

“Tranche A Revolving Extensions of Credit”: as to any Tranche A Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Tranche A Revolving Loans held by such Lender then outstanding, (b) such Lender’s L/C Exposure and (c) such Lender’s Swingline Exposure.

“Tranche A Revolving Facility”: as defined in the definition of Facility.

“Tranche A Revolving Lender”: each Lender that has a Tranche A Revolving Commitment or that holds Tranche A Revolving Loans.

“Tranche A Revolving Loans”: a Loan made by a Tranche A Revolving Lender pursuant to Section 2.4(a). The Tranche A Revolving Loans shall be denominated in Dollars or in any Tranche A Foreign Currency.

“Tranche A Revolving Percentage”: as to any Tranche A Revolving Lender at any time, the percentage which such Lender’s Tranche A Revolving Commitment then constitutes of the Total Tranche A Revolving Commitments or at any time after the Tranche A Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Tranche A Revolving Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Revolving Loans then outstanding, provided, that, in the event that the Tranche A Revolving Loans are paid in full prior to the reduction to zero of the Tranche A Revolving Extensions of Credit the Tranche A Revolving Percentages for the Tranche A Revolving Facility shall be determined in a manner designed to ensure that the other outstanding Tranche A Revolving Extensions of Credit shall be held by the Tranche A Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Tranche A Revolving Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“Tranche B Revolving Commitment” as to any Tranche B Revolving Lender, the obligation of such Tranche B Revolving Lender, if any, to make Tranche B Revolving Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche B Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The initial amount of the Tranche B Revolving Commitments on the Closing Date is $300,000,000.

“Tranche B Revolving Credit Exposure”: with respect to any Tranche B Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Tranche B Revolving Loans at such time.

“Tranche B Revolving Extensions of Credit”: as to any Tranche B Revolving Lender at any time, an amount equal to the aggregate principal amount of all Tranche B Revolving Loans held by such Lender then outstanding.

“Tranche B Revolving Facility”: as defined in the definition of Facility.

“Tranche B Revolving Lender”: each Lender that has a Tranche B Revolving Commitment or that holds Tranche B Revolving Loans.

“Tranche B Revolving Loans”: a Loan made by a Tranche B Revolving Lender pursuant to Section 2.4(a). The Tranche B Revolving Loans shall be denominated in Dollars, and solely with respect to the Foreign Subsidiary Borrowers, Hong Kong Dollars or RMB.

“Tranche B Revolving Percentage”: as to any Tranche B Revolving Lender at any time, the percentage which such Lender’s Tranche B Revolving Commitment then constitutes of the Total Tranche B Revolving Commitments or at any time after the Tranche B Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Tranche B Revolving Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Revolving Loans then outstanding, provided, that, in the event that the Tranche B Revolving Loans are paid in full prior to the reduction to zero of the Tranche B Revolving Extensions of Credit, the Tranche B Revolving Percentages for the Tranche B Revolving Lenders shall be determined in a manner designed to ensure that the other outstanding Tranche B Revolving Extensions of Credit shall be held by the Tranche B Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Tranche B Revolving Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“Transactions”: the execution, delivery and performance by the Parent Borrower and the other Loan Parties of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof.

“Transferee”: any Assignee or Participant.

“Transformative Acquisition”: any acquisition or Investment by the Parent Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Parent Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Parent Borrower acting in good faith).

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the HIBOR Rate, the CNHHIBOR Rate, the Adjusted Term CORRA Rate, ABR, Daily Simple SOFR or Adjusted Daily Simple RFR.

“UCP”: the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States”: the United States of America.

“Unrestricted Cash”: unrestricted cash and Cash Equivalents owned by any Group Member and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Security Documents and Liens of the type referred to in Section 7.3(u) or Section 7.3(x)).

“Unrestricted Subsidiary”: (a) any Subsidiary of the Parent Borrower that is designated as an Unrestricted Subsidiary by the Parent Borrower pursuant to Section 6.11 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: (i) for purposes of Sections 4.26 and 7.17 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 10.18.

“U.S. Tax Compliance Certificate”: as defined in Section 2.19(f)(ii)(B)(3).

“Voluntary Prepayment Amount”: as of any date, an amount equal to (a) the aggregate principal amount of all optional prepayments of Term Loans, Incremental Term Loans and Incremental Equivalent Indebtedness and/or the amount of any permanent reduction of any undrawn Revolving Commitment (including any undrawn Incremental Revolving Commitment), in each case, made after the Closing Date and prior to such date (excluding prepayments made with the proceeds of long-term Indebtedness) less (b) the aggregate principal amount of Incremental Term Loans, Incremental Revolving Commitments and Incremental Equivalent Indebtedness established prior to such date in reliance on the Voluntary Prepayment Amount.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that (I) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (II) notwithstanding any provision of any Loan Document to the contrary, for purposes of this Agreement and each other Loan Document (other than covenants to deliver financial statements), any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) the words “renew”, “renewal” and variations thereof as used herein with respect to a Letter of Credit means to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both, and (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Revolving Loan” or a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or “ABR Loan”) or by Class and Type (e.g., “Revolving Term Benchmark Loan” or “Revolving ABR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche A Revolving Borrowing” or a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “ABR Borrowing”) or by Class and Type (e.g. “Revolving Term Benchmark Borrowing” or a “Revolving ABR Borrowing”).

(f) Notwithstanding anything herein or in any other Loan Document to the contrary, solely for purposes of determining compliance with any representation, warranty, covenant or condition precedent requiring that the obligations under that certain Amended and Restated Facility Agreement, dated June 14, 2023, by and among TTM Technologies China Limited, as borrower, the other parties thereto, and The Hongkong and Shanghai Banking Corporation Limited, as arranger, original lender, facility agent, security trustee and issuing bank, as amended, amended and restated, supplemented or otherwise modified prior to the Closing Date, be repaid, prepaid, redeemed, defeased, terminated or otherwise discharged, or that any Lien securing such obligations be released, such requirement shall be deemed satisfied if the Administrative Agent (or its designee) has irrevocably initiated a wire transfer of the amount required therefor in immediately available funds in accordance with payoff or prepayment documentation reasonably satisfactory to the Administrative Agent, and the Administrative Agent has received evidence, reasonably satisfactory to it, that upon receipt of such amount such obligations shall be discharged and such Liens shall be released promptly.

1.3 Limited Condition Acquisitions. Notwithstanding anything to the contrary in this Agreement, in the case of the incurrence of any Indebtedness (excluding, for the avoidance of doubt, Indebtedness under the Revolving Facilities but including any Incremental Term Facilities) or Liens or the making of any Permitted Acquisitions or other investments, restricted payments, prepayments of specified indebtedness or asset sales, in each case, in connection with a Limited Condition Acquisition, at the Borrower’s option, the relevant ratios and baskets shall be determined, and any Default or Event of Default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date (the “LCA Test Date”); provided that if the Borrower has made such an election, in connection with the calculation of any ratio (other than for purposes of calculating compliance with the financial covenants) or basket with respect to the compliance with this Agreement of any other Permitted Acquisitions or other investments, restricted payments, prepayments of specified indebtedness or asset sales on or following the LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any such basket or ratio shall give pro forma effect to such Limited Condition Acquisition as if it occurred on the LCA Test Date.

1.4 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or a Designated Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.16(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the applicable Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the applicable Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

1.6 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Extensions of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Parent Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined in good faith by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing of Revolving Loans, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing of Revolving Loans, or conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan, is denominated in a Designated Foreign Currency, such amount shall be the relevant Designated Foreign Currency Equivalent of such Dollar amount (rounded up to the nearest unit of such Alternative Currency), as determined by the Administrative Agent.

1.7 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the European interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing of Revolving Loans in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing of Revolving Loans, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.8 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term B Commitments. Pursuant to the terms and conditions hereof, each Initial Term B Lender severally agreed to make a term loan (an “Initial Term B Loan”) to the Parent Borrower on the Closing Date in an amount equal to the amount of its Initial Term B Commitment. The Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Term Loan Borrowing. (a) The Parent Borrower shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (which Borrowing Request must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time one U.S. Government Securities Business Day prior to the anticipated Closing Date, in the case of Term Benchmark Loans or (b) 10:00 a.m., New York City time, the Business Day prior to the anticipated Closing Date, in the case of ABR Loans) requesting that the Initial Term B Lenders make the Initial Term B Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Initial Term B Lender thereof. Subject to Section 2.2(b), not later than 12:00 Noon, New York City time, on the Closing Date each Initial Term B Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term B Loan or Initial Term B Loans to be made by such Initial Term B Lender. The Administrative Agent shall credit the account of the Parent Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Initial Term B Lenders in immediately available funds.

(b) On the Closing Date, each Initial Continuing Lender agrees to “fund” its Initial Term B Loans as follows:

(i) the outstanding aggregate principal amount of Existing Term B Loans of each Existing Term B Lender that has executed this Agreement and that has an Initial Term B Commitment (each, an “Initial Continuing Lender”) shall, subject to clauses (ii) and (iv) below, automatically be converted into Initial Term B Loans hereunder in a principal amount equal to such Initial Continuing Lender’s Initial Term B Commitment on the Closing Date;

(ii) to the extent any Existing Term B Lender has an Initial Term B Commitment that is less than the full outstanding principal amount of the Existing Term B Loans of such Existing Term B Lender, such Existing Term B Lender shall be repaid in cash with the proceeds of the Initial Term B Loans in an amount equal to the difference between the outstanding principal amount of the Existing Term B Loans of such Existing Term B Lender and such Existing Term B Lender’s Initial Term B Commitment;

(iii) the outstanding aggregate principal amount of Existing Term B Loans of each Existing Term B Lender that is not an Initial Continuing Lender shall be repaid in full in cash with the proceeds of the Initial Term B Loans; and

(iv) to the extent any Existing Term B Lender has Initial Term B Commitments that are greater than the full outstanding principal amount of the Existing Term B Loans of such Existing Term B Lender, such Existing Term B Lender shall fund in cash (without application of Section 2.16) a new Initial Term B Loan to the Parent Borrower in a principal amount equal to such Existing Term B Lender’s Initial Term B Commitment on the Closing Date less the amount of such Existing Term B Lender’s Existing Term B Loans.

2.3 Repayment of Term Loans. (a) The Parent Borrower shall repay the Initial Term B Loans on the first day of each January, April, July and October, beginning with July 1, 2026 and ending with the last such day to occur prior to the Term Loan Maturity Date, in an aggregate principal amount for each such date (as such amount shall be adjusted pursuant to Section 2.17(b) hereof) equal to the aggregate principal amount of the Initial Term B Loans outstanding on the Closing Date multiplied by 0.25%.

(b) The Incremental Term Loans of each Incremental Lender providing such Incremental Term Loans shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Incremental Facility Activation Notice pursuant to which such Incremental Term Loans were made (as such amount shall be adjusted pursuant to Section 2.17(b)).

(c) To the extent not previously paid (i) all Initial Term B Loans shall be paid on the Term Loan Maturity Date and (ii) all Incremental Term Loans shall be paid on the Incremental Term Loan Maturity Date applicable thereto.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, (i) each Tranche A Revolving Lender severally agrees to make Tranche A Revolving Loans to the Parent Borrower or an applicable Designated Borrower, if applicable, in Dollars or in one or more Tranche A Foreign Currencies from time to time, on any Business Day during the Revolving Commitment Period in an aggregate amount that will not result (after giving effect to any application of proceeds of such Borrowing) in the Dollar Equivalent of such Lender’s Tranche A Revolving Credit Exposure exceeding such Lender’s Tranche A Revolving Commitment and (ii) each Tranche B Revolving Lender severally agrees to make Tranche B Revolving Loans to the Parent Borrower in Dollars, and the Foreign Subsidiary Borrowers in Dollars, Hong Kong Dollars or RMB from time to time, on any Business Day during the Revolving Commitment Period in an aggregate amount that will not result in the Dollar Equivalent of such Lender’s Tranche B Revolving Credit Exposure exceeding such Lender’s Tranche B Revolving Commitment. During the Revolving Commitment Period, the Borrowers under the applicable Revolving Facility may use the applicable Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.16, (x) Revolving Loans denominated in Dollars may from time to time be ABR Loans (in the case of the Tranche A Revolving Facility only) or Term Benchmark Loans, (y) Revolving Loans denominated in Euro, Canadian

Dollars, Hong Kong Dollars and RMB shall be Term Benchmark Loans and (z) Revolving Loans denominated in Sterling and Swiss Francs shall be RFR Loans. Each Revolving Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that each Tranche B Revolving Lender making Tranche B Revolving Loans in Hong Kong Dollars or RMB must designate a branch located in Hong Kong for the making of such Loans; provided further that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

(b) The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

(c) The Parent Borrower may, subject to the conditions to Borrowing set forth herein, request that any such repayment of a Swingline Loan be financed with the proceeds of a Borrowing under the Tranche A Revolving Facility, upon which the Parent Borrower’s obligation to make such repayment of such Swingline Loan shall be satisfied by the resulting borrowing under the Tranche A Revolving Facility.

2.5 Procedure for Revolving Loan Borrowing.

(a)

(i) With respect to any Borrowing of Tranche A Revolving Commitments, the Parent Borrower or other applicable Borrower, shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (which Borrowing Request must be received by the Administrative Agent prior to (i) 11:00 a.m., New York City time, one Business Day prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially ABR Loans, (ii) 12:00 p.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Term Benchmark Loans denominated in Dollars, (iii) 12:00 p.m., New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Term Benchmark Loans denominated in Euros or Canadian Dollars or (iv) 11:00 a.m., New York City time, five RFR Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially RFR Loans denominated in Sterling or Swiss Francs).

(ii) With respect to any Borrowing of Tranche B Revolving Commitments, the applicable Borrower shall give the Administrative Agent irrevocable notice by submitting a Borrowing Request (which Borrowing Request must be received by the Administrative Agent prior to (i) 12:00 p.m., Hong Kong time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Term Benchmark Loans denominated in Dollars, (ii) 12:00 p.m., Hong Kong time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Term Benchmark Loans denominated in RMB or (iii) 12:00 p.m., Hong Kong time, four Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Term Benchmark Loans denominated in Hong Kong Dollars).

In each case, which Borrowing request shall specify (A) the amount and Type of Revolving Loans to be borrowed, (B) whether the Revolving Loans are Tranche A Revolving Loans or Tranche B Revolving Loans, (C) the identity of the applicable Borrower, (D) the requested Borrowing Date, (E) the currency of such Borrowing, (F) whether the borrowing is to be of Term Benchmark Loans, RFR Loans, ABR Loans or a combination thereof and (G) in the case of Term Benchmark Loans, the initial Interest Period therefor.

(b) Each borrowing under the Revolving Commitments shall be in an amount equal to (i) in the case of ABR Loans or RFR Loans, $1,000,000 or a whole multiple thereof (or, if the aggregate Available Tranche A Revolving Commitments or Available Tranche B Revolving Commitments, as applicable, are less than $1,000,000, such lesser amount) and (ii) in the case of Term Benchmark Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such Borrowing Request from a Borrower, the Administrative Agent shall promptly notify each Tranche A Revolving Lender or Tranche B Revolving Lender, as applicable, thereof. Each Tranche A Revolving Lender will make the amount of its Tranche A Revolving Percentage of each borrowing under the Tranche A Revolving Facility available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 12:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Each Tranche B Revolving Lender will make the amount of its Tranche B Revolving Percentage of each borrowing under the Tranche B Revolving Facility available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to (x) with respect to borrowings in Dollars, 12:00 p.m., Hong Kong time and (y) with respect to borrowings in RMB and Hong Kong Dollars, 1:00 p.m. Hong Kong time, in each case, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Loans.

(a) Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, the Swingline Lender agrees to make a portion of the credit otherwise available to the Parent Borrower under the Tranche A Revolving Commitments by making swing line loans to such Borrower denominated in Dollars (the “Swingline Loans”); provided that the Parent Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan (i) the aggregate amount of the Available Tranche A Revolving Commitments would be less than zero, (ii) the aggregate amount of all Swingline Loans would exceed the Swingline Commitment or (iii) the sum of (x) the Swingline Exposure of such Swingline Lender (which shall be the aggregate principal amount of all Swingline Loans outstanding at such time less the participation amounts otherwise funded by the Tranche A Revolving Lenders other than a Swingline Lender), (y) the Dollar Equivalent of the aggregate principal amount of outstanding Tranche A Revolving Loans made by such Swingline Lender (in its capacity as a Tranche A Revolving Lender) and (z) the Dollar Equivalent of the L/C Exposure of such Swingline Lender (in its capacity as a Tranche A Revolving Lender) would exceed its Tranche A Revolving Commitment then in effect; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. During the Revolving Commitment Period, the Parent Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) To request a Swingline Loan, the Parent Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication) not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make the requested Swingline Loan available to the Parent Borrower by means of a credit to an account of the Parent Borrower with the Administrative Agent designated for such purpose by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent require the Tranche A Revolving Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Tranche A Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Tranche A Revolving Lender, specifying in such notice such Tranche A Revolving Lender’s Tranche A Revolving Percentage of such Swingline Loans. Each Tranche A Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Tranche A Revolving Lender’s Tranche A Revolving Percentage of such Swingline Loans. Each Tranche A Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Tranche A Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5(b) with respect to Tranche A Revolving Loans made by such Tranche A Revolving Lender (and Section 2.5(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Tranche A Revolving Lenders. The Administrative Agent shall notify the Parent Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Parent Borrower (or other party on behalf of the Parent Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Parent Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Parent Borrower of any default in the payment thereof.

(d) The Swingline Lender may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.14. From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as the Swingline Lender at any time upon 30 days’ prior written notice to the Administrative Agent, the Parent Borrower and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.6(d) above.

2.7 [Reserved].

2.8 Commitment Fees, etc.

(a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Commitment Fee”) for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at (i) in respect of the Tranche A Revolving Facility, the Applicable Commitment Fee Percentage on the daily amount of the Available Tranche A Revolving Commitment and (b) in respect of the Tranche B Revolving Facility, the Applicable Commitment Fee Percentage on the daily amount of the Available Tranche B Revolving Commitment, in each case of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date; provided Swingline Loans shall, for purposes of this Section 2.8(a), not be deemed a Revolving Extension of Credit.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Commitments. The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Tranche A Revolving Commitments or the Tranche B Revolving Commitments, or to reduce the amount of the Tranche A Revolving Commitments or Tranche B Revolving Commitments; provided that no such termination or reduction of (i) Tranche A Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Tranche A Revolving Loans and Swingline Loans made on the effective date thereof, the Total Tranche A Revolving Extensions of Credit would exceed the Total Tranche A Revolving Commitments or (ii) Tranche B Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Tranche B Revolving Loans made on the effective date thereof, the Total Tranche B Revolving Extensions of Credit would exceed the Total Tranche B Revolving Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the applicable Commitments then in effect. Each reduction of the Tranche A Revolving Commitments shall be made ratably among the Tranche A Revolving Lenders in accordance with their respective Tranche A Revolving Commitments and each reduction of the Tranche B Revolving Commitments shall be made ratably among the Tranche B Revolving Lenders in accordance with their respective Tranche B Revolving Commitments.

2.10 Optional Prepayments. (a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (subject to Section 2.10(b)), upon irrevocable notice delivered by the Parent Borrower to the Administrative Agent no later than:

(i) With respect to repayments of the Tranche A Revolving Loans, (i) 12:00 p.m. New York City time, three U.S. Government Securities Business Days prior thereto, in the case of Term Benchmark Loans denominated in Dollars, (ii) 12:00 p.m. New York City time, three Business Days prior thereto, in the case of Term Benchmark Loans denominated in Euros or Canadian Dollars, (iii) 11:00 a.m., New York City time, five RFR Business Days prior thereto, in the case of RFR Loans denominated in Sterling or Swiss Francs or (iv) 11:00 a.m., New York City time, one Business Day prior thereto, in the case of ABR Loans.

(ii) With respect to repayments of the Tranche B Revolving Loans, (i) 12:00 p.m., Hong Kong time, three Business Days prior thereto, in the case of Term Benchmark Loans denominated in Dollars, (ii) 12:00 p.m., Hong Kong time, three Business Days prior thereto, in the case of Term Benchmark Loans denominated in RMB or (iii) 12:00 p.m., Hong Kong time, four Business Days prior thereto, in the case of Term Benchmark Loans denominated in Hong Kong Dollars.

In each case, which notice shall specify the date and amount of prepayment, whether the prepayment is of Term Benchmark Loans, ABR Loans or RFR Loans and the currency of Loans to be prepaid; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.20; provided, further, that any notice of prepayment delivered pursuant to this Section 2.10(a) may state that such notice is conditioned upon the consummation or effectiveness of one or more transactions specified therein, including the effectiveness of other credit facilities, indentures or similar agreements, a refinancing, acquisition, Investment, Disposition, issuance of Capital Stock or other transaction, in which case such notice may be revoked or extended by the Parent Borrower or the applicable Borrower by notice to the Administrative Agent on or prior to the specified date of prepayment if such condition is not satisfied. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. All optional prepayments of Term Loans in accordance with this Section 2.10 shall be applied as directed by the Parent Borrower.

(b) All (i) prepayments of Term B Loans pursuant to Section 2.10(a) or Section 2.11(a) effected on or prior to the six-month anniversary of the Closing Date with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the six-month anniversary of the Closing Date constituting Repricing Transactions, shall, in each case, be accompanied by a fee payable to the Term B Lenders in an amount equal to 1.00% of the aggregate principal amount of the Term B Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Term B Loans affected by such amendment, amendment and restatement or other modification (including any such Loans assigned in connection with the replacement of a Term B Lender not consenting thereto), in the case of a transaction described in clause (ii) of this paragraph. Such fee shall be paid by the Parent Borrower to the Administrative Agent, for the account of the Lenders in respect of such Term B Loans, on the date of such prepayment.

2.11 Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness permitted in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(f); provided that prepayments pursuant to this Section 2.11(a) shall be accompanied by any fees payable with respect thereto pursuant to Section 2.10(b).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within five Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.11(f); provided, that, notwithstanding the foregoing, no such prepayment shall be required to the extent that the aggregate Net Cash Proceeds received from Asset Sales or Recovery Events in any fiscal year is less than $25,000,000 (it being understood that only amounts in excess of such thresholds shall be required to be applied to any prepayment); provided further that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(f). Notwithstanding the foregoing, such Net Cash Proceeds in excess of $25,000,000 may be applied to Other Applicable Indebtedness to (and not in excess of) the extent to which a mandatory prepayment in respect of such Asset Sale or Recovery Event is required under the terms of such Other Applicable Indebtedness (with any remaining Net Cash Proceeds applied to prepay outstanding Term Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other Applicable Indebtedness at such time) of such Net Cash Proceeds relative to Term Lenders, in which case such Net Cash Proceeds may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans.

(c) If, for any fiscal year of the Parent Borrower commencing with the first full fiscal year after the Closing Date, there shall be Excess Cash Flow in excess of $25,000,000, the Parent Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans as set forth in Section 2.11(f) the excess of (x) the ECF Percentage of such Excess Cash Flow over (y) solely to the extent not funded with the proceeds of Indebtedness, the aggregate amount of all optional prepayments of Term Loans and Revolving Loans (solely to the extent there is an equivalent permanent reduction in Revolving Commitments) made during such fiscal year pursuant to Section 2.10, plus the aggregate amount of all Loan purchases made during such fiscal year pursuant to Section 2.25 and Section 10.6(e) (including all purchases of Loans (as defined in the Existing Credit Agreement) made during such fiscal year pursuant to Sections 2.25 and 10.6(e) of the Existing Credit Agreement) (provided that the aggregate amount of any such purchase shall be the amount of the Parent Borrower’s cash payment in respect of such purchase). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Parent Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) If at any time the Dollar Equivalent of the Total Tranche A Revolving Extensions of Credit exceeds the Total Tranche A Revolving Commitments, the Parent Borrower shall, within one Business Day of notice thereof from the Administrative Agent, prepay the Tranche A Revolving Loans in an amount equal to the amount of such excess or, to the extent the principal amount of Tranche A Revolving Loans outstanding is less than the amount of such excess, cash collateralize L/C Obligations in respect of any Tranche A Letters of Credit (in an amount equal to 100% of the undrawn face amount thereof) (or backstop or provide credit support reasonably acceptable to the applicable Issuing Lender), in each case to the extent necessary to eliminate any such excess.

(e) If at any time the Dollar Equivalent of the Total Tranche B Revolving Extensions of Credit exceeds the Total Tranche B Revolving Commitments, the Borrowers shall, within one Business Day of notice thereof from the Administrative Agent, prepay the Tranche B Revolving Loans in an amount equal to the amount of such excess.

(f) Amounts to be applied in connection with prepayments of Term Loans made pursuant to this Section 2.11 shall be applied in accordance with Section 2.17(b). The application of any prepayment of Term Loans pursuant to this Section 2.11 shall be made first, to ABR Loans and, second, to Term Benchmark Loans or RFR Loans, if applicable.

(g) Amounts to be applied in connection with prepayments of Revolving Loans made pursuant to this Section 2.11 shall be applied in accordance with Section 2.17(c). The application of any prepayment of Revolving Loans pursuant to this Section 2.11 shall be made first, to ABR Loans and, second, to Term Benchmark Loans or RFR Loans.

(h) With respect to any prepayment pursuant to this Section 2.11 of Term B Loans and, unless otherwise specified in the applicable Incremental Facility Activation Notice, other Term Loans, any Term Lender, at its option, may elect not to accept such prepayment. The Parent Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under this Section 2.11 at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment of Term Loans that is required to be made under this Section 2.11. Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (the “Declined Amount”) by providing written notice to the Administrative Agent no later than two Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If the Lender does not give a notice to the Administrative Agent on or prior to such second Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. Such Lender’s Declined Amount may be retained by such Borrower.

(i) Notwithstanding any other provisions of this Section 2.11, to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Parent Borrower or any applicable Domestic Subsidiary or if the Parent Borrower has determined in good faith that repatriation of any such amount to the Parent Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Parent Borrower or the applicable Domestic Subsidiary, or the Parent Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Parent Borrower determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.11 (provided that no such prepayment of the Term Loans pursuant to this Section 2.11 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Parent Borrower believes in good faith would result in material adverse tax consequences), if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Parent Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Parent Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

2.12 Conversion and Continuation Options. (a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may, subject to Section 2.1 and Section 2.4, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the applicable Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.5 if the applicable Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the applicable Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.5: (i) the Agreed Currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified below shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; (iii) whether the Loans are Tranche B Revolving Loans, Tranche A Revolving Loans or Term Loans, (iv) whether the borrowing is to be of Term Benchmark Loans, RFR Loans, ABR Loans, or a combination thereof and (v) in the case of Term Benchmark Loans or RFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Notwithstanding the foregoing, in no event shall any Borrower be permitted to request pursuant to this Section 2.12(c) a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) the Term CORRA Rate, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate, the Canadian Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.12(f) (solely with respect to the Central Bank Rate and the Canadian Prime Rate), 2.16(a) and 2.16(f), as applicable).

(d) If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(f) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month. If the applicable Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in a Designated Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the applicable Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Designated Foreign Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (1) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (2) unless repaid, (x) each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in a Designated Foreign Currency shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Designated Foreign Currency shall either be (a) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Loan) at the end of the Interest Period, as applicable, therefor or (b) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the applicable Borrower by the earlier of (x) the date that is three Business Days after receipt by the applicable Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the applicable Borrower shall be deemed to have elected clause (a) above.

2.13 Limitations on Term Benchmark Borrowings. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (b) with respect to the Tranche A Revolving Facility, no more than 20 Term Benchmark Borrowings shall be outstanding at any one time and (c) with respect to the Tranche B Revolving Facility, no more than 20 Term Benchmark Borrowings shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates. (a) Each Term Benchmark Loan shall bear interest for each day during each Interest Period day with respect thereto at a rate per annum equal to the applicable Relevant Rate determined for such date plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each RFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable Relevant Rate determined for such day plus the Applicable Margin.

(d) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after giving effect to any grace period applicable thereto), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Revolving Loans that are ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after giving effect to any grace period applicable thereto), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facilities plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest (other than interest based on ABR (only at times when ABR is based on the Prime Rate), the Canadian Prime Rate, the Term CORRA Rate, Daily Simple CORRA, the HIBOR Rate or Daily Simple RFR for RFR Loans denominated in Sterling), the letter of credit fees payable pursuant to Section 3.3(a), the commitment fees payable pursuant to Section 2.8(a) and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR (only at times when ABR is based on the Prime Rate), the Canadian Prime Rate, the Term CORRA Rate, Daily Simple CORRA or Daily Simple RFR for RFR Loans denominated in Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and for the HIBOR Rate, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed (in each case, including the first day, but excluding the last day; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan). Any change in the interest rate on a Loan resulting from a change in the ABR and the applicable Daily Simple RFR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower, deliver to Parent Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14.

2.16 Inability to Determine Interest Rate. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Term CORRA Rate, the HIBOR Rate or the CNHHIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency, or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Term CORRA Rate, the HIBOR Rate or the CNHHIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency, then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Parent Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.12 or a new Borrowing Request in accordance with the terms of Section 2.2 or Section 2.5, as applicable, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.16(a)(i) or (ii) above, (y) solely with respect to the Tranche A Revolving Facility, an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above or (z) solely with respect to the Tranche B Revolving Facility, if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above, such Interest Election Request or Borrowing Request shall be ineffective and (2) (x) solely with respect to the Tranche A Revolving Facility, any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (y) with respect to the Tranche B Revolving Facility, any Borrowing Request that requests an RFR Borrowing shall be ineffective and (B) for Loans denominated in a Designated Foreign Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Parent Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Parent Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.12 or a new Borrowing Request in accordance with the terms of Section 2.2 or Section 2.5, as applicable, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, (x) be converted by the Administrative Agent to, and shall constitute, (i) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (ii) solely with respect to the Tranche A Revolving Facility, an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above, on such day or (y) solely with respect to the Tranche B Revolving Facility, if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.16(a)(i) or (ii) above, be prepaid by the applicable Borrower on such day, (2) solely with respect to the Tranche A Revolving Facility, any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (3) solely with respect to the Tranche B Revolving Facility, an RFR Loan shall be prepaid by the applicable Borrower on such day and (B) for Loans denominated in a Designated Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Designated Foreign Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the Parent Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Designated Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Designated Foreign Currency, at the Parent Borrower’s election, shall either (A) solely with respect to the Tranche A Revolving Facility, be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Designated Foreign Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.16), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Parent Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrowers or any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, the EURIBOR Rate, the HIBOR Rate, the CNHHIBOR Rate or the Term CORRA Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to Term Benchmark Loans or RFR Loans or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) the Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) solely with respect to the Tranche A Revolving Facility, an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event (provided that any request for an RFR Borrowing under the Tranche B Revolving Facility if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event shall be ineffective) or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in a Designated Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.16, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, (x) be converted by the Administrative Agent to, and shall constitute, (i) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (ii) solely with respect to the Tranche A Revolving Facility, an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day or (y) solely with respect to the Tranche B Revolving Facility, if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, be prepaid by the applicable Borrower on such day, (2) solely with respect to the Tranche A Revolving Facility, any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (3) solely with respect to the Tranche B Revolving Facility, any RFR Loan shall be prepaid by the applicable Borrower on such day and (B) for Loans denominated in a Designated Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Designated Foreign Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Designated Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Designated Foreign Currency, at the Parent Borrower’s election, shall either (A) solely with respect to the Tranche A Revolving Facility, be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Designated Foreign Currency) immediately or (B) be prepaid in full immediately.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by (i) the Parent Borrower from the Term B Lenders hereunder shall be made pro rata according to the Term B Percentages of the Term B Lenders, (ii) any Borrower from the Revolving Lenders hereunder, each payment by the applicable Borrower on account of any Commitment Fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Tranche A Revolving Percentages or Tranche B Revolving Percentages, as applicable, of the Lenders with respect to the applicable Revolving Facility, in each case, unless otherwise provided in this Agreement.

(b) With respect to any Facility of Term Loans, each payment (including each prepayment) by the Parent Borrower on account of principal of and interest on the Term Loans of such Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Facility then held by the Term Lenders (except as otherwise provided in Section 2.11(f)). The amount of each principal prepayment of the Term Loans pursuant to Section 2.11 (including any principal prepayment pursuant to Section 2.11 of the Existing Credit Agreement) shall be applied to reduce the Term B Loans and Incremental Term Loans on a pro rata basis based upon the respective then remaining principal amounts thereof (unless any Incremental Term Lenders have agreed to less than pro rata prepayments) and shall be applied with each Facility to reduce the then remaining installments thereof as directed by the Parent Borrower (or if not so directed, to the then remaining installments thereof in direct order of maturity). Amounts repaid (including amounts pursuant to Section 2.11) and prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, unless otherwise provided by this Agreement.

(d) With respect to the Tranche A Revolving Facility, (i) except with respect to principal of and interest on Revolving Loans denominated in a Designated Foreign Currency, all payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds and (ii) all payments with respect to principal and interest on Revolving Loans denominated in a Designated Foreign Currency shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the office specified from time to time by the Administrative Agent as its funding office for payments in such Designated Foreign Currency by written notice to the Borrower, in such Designated Foreign Currency and in immediately available funds. With respect to the Tranche B Revolving Facility, (i) except with respect to principal of and interest on Revolving Loans denominated in Hong Kong Dollars or RMB, all payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 p.m., Hong Kong time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds and (ii) all payments with respect to principal and interest on Revolving Loans denominated in Hong Kong Dollars or RMB shall be made without setoff or counterclaim and shall be made prior to 12:00 p.m., Hong Kong time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the office specified from time to time by the Administrative Agent as its funding office for payments in Hong Kong Dollars or RMB, as applicable, by written notice to the Borrower, in Hong Kong Dollars or RMB, as applicable, and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Term Benchmark Loans or RFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan or RFR Loan, becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower in respect of such Borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to (i) for amounts denominated in Dollars, the greater of (x) the NYFRB and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) for amounts denominated in a Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar interbank obligations as determined by the Administrative Agent in its reasonable discretion, in each case, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the

Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by the applicable Borrower hereunder that the applicable Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the applicable Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to (i) for amounts denominated in Dollars, the daily average NYFRB and (ii) for amounts denominated in a Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar interbank obligations as determined by the Administrative Agent in its reasonable discretion. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.17(e), 2.17(f), 2.19(e) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or occurring subsequent to the Closing Date:

(i) shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender; or

(iii) shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Parent Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Parent Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation, administration, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor, the Parent Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Parent Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Parent Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Parent Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall be entitled to receive any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.18.

2.19 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i) For purposes of this Section 2.19, the term “Lender” includes the Issuing Lenders and the term “applicable law” includes FATCA.

2.20 Break Funding Payments. With respect to Term Benchmark Loans, the applicable Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Term Benchmark Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the applicable interbank market. A certificate as to any amounts payable pursuant to this Section submitted to the Parent Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or

2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the applicable Borrower shall be liable to such replaced Lender under Section 2.20 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Parent Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the applicable Borrower, the Administrative Agent and the assignee (it being understood that no such Assignment and Assumption shall be required in connection with any replacement of a Lender effected on the Closing Date), and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders, Majority Facility Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any L/C Exposure or Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure and Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Tranche A Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Tranche A Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure and Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Tranche A Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lenders only the applicable Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Parent Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Parent Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Tranche A Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Tranche A Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.23(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Issuing Lenders have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender, as the case may be, shall have entered into arrangements with the applicable Borrower or such Lender, satisfactory to such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Parent Borrower and the Issuing Lenders each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure and Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Tranche A Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Tranche A Revolving Percentage.

2.24 Incremental Facilities. (a) The Borrowers and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Revolving Commitments (any such new or increased Revolving Commitments, “Incremental Revolving Commitments”) and/or Incremental Term Loans (which may be effected by increasing the amount of any then existing Facility) (any Incremental Revolving Commitments and/or Incremental Term Loans, constituting an “Incremental Facility”) by executing and delivering to the Administrative Agent an Incremental Facility Activation Notice specifying (v) the amount of such Incremental Term Loans and/or Incremental Revolving Commitments (and in the case of Incremental Revolving Commitments, whether such Incremental Revolving Commitments shall be Tranche A Revolving Commitments or Tranche B Revolving Commitments), (w) the applicable Incremental Facility Closing Date (which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent)), (x) the applicable Incremental Term Loan Maturity Date, (y) the amortization schedule for such Incremental Term Loans and (z) the Applicable Margin for such Incremental Term Loans and/or Incremental Revolving Commitments, as applicable (and in respect of any Incremental Revolving Commitments, the commitment fee applicable thereto); provided, that (i) subject to Section 1.3, the aggregate amount of all Incremental Facilities and Incremental Equivalent Indebtedness established after the Closing Date shall not exceed the Incremental Cap, (ii) except to the extent provided in Section 1.3, if the proceeds of any Incremental Facility are being used to finance a Limited Condition Acquisition, each Incremental Facility shall be in a minimum aggregate principal amount of $25,000,000, (iii) the Incremental Term Loans and/or Incremental Revolving Commitments in respect of any Incremental Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are (A) guaranteed on a pari passu basis with all of the other Obligations under this Agreement and the other Loan Documents and (B) secured by the Collateral (and no other property) and the Liens on the Collateral securing such Incremental Term Loans and/or Incremental Revolving Commitments and all other obligations in respect thereof shall be pari passu with the Liens on the Collateral securing all of the other Obligations under this Agreement and the other Loan Documents, (iv) the Incremental Term Loans in respect of any Incremental Facility will be entitled to prepayments on the same basis as the Term B Loans unless the applicable Incremental Facility Activation Notice specifies a lesser treatment, (v) other than with respect to Permitted Inside Maturity Debt, such Incremental Term Loans shall have a final maturity no earlier than the Latest Maturity Date (determined immediately prior to incurrence of such Incremental Term Loans), (vi) other than with respect to Permitted Inside Maturity Debt, the weighted average life to maturity of such Incremental Term Facility shall be no shorter than that of any existing Term Loans (except if required in order to make such Incremental Term Loans fungible with any outstanding Term Loans), (vii) the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or interest rate floors) and (subject to clauses (v) and (vi) above) amortization schedule applicable to such Incremental Term Facility shall be determined by the Parent Borrower and the Lenders providing such Incremental Term Facility, provided that, in the event that the all-in-yield for any Incremental Term Facility incurred on or prior to the six month anniversary of the Closing Date shall be more than 50 basis points higher than the corresponding all-in-yield for any then existing Term B Loans as determined by the Administrative Agent in accordance with standard market practices (after giving effect to interest rate margins, original issue discount, upfront fees or interest rate floors), then the all-in-yield with respect to the outstanding Term B Loans shall be increased to the amount necessary so that the difference between the all-in-yield with respect to the Incremental Term Facility and the all-in-yield on the outstanding Term B Loans is equal to 50 basis points and (viii) to the extent that (subject to clauses (iv) through (vii) above) the terms of any Incremental Facility are not consistent with the terms of the Facilities, they shall be reasonably satisfactory to the Administrative Agent. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed or otherwise directed by the Administrative Agent, on each the date of the consummation of any Incremental Revolving Commitments of any Facility, the Parent Borrower shall borrow Revolving Loans under the relevant Incremental Revolving Commitments from each Lender participating in the relevant increase such that after giving effect to such borrowing, each Revolving Lender shall hold its Tranche A Revolving Percentage or Tranche B Revolving Percentage, as applicable, of each outstanding Revolving Loan. The Relevant Rate applicable to any Term Benchmark Borrowing borrowed pursuant to the preceding sentence shall equal the Relevant Rate then applicable to the Term Benchmark Loans of the other Lenders in the same Term Benchmark Borrowing (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the applicable Borrower and the relevant Lender).

(d) Each Incremental Facility Activation Notice may, without the consent of any Lender (other than the applicable Incremental Lenders) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24. This Section shall supersede any provision of Section 10.1 to the contrary.

(e) It shall be a condition precedent to the availability of any Incremental Facility that (i) no Default or Event of Default (or, in the case of any Incremental Acquisition Term Facility, no Event of Default under clauses (a) or (f) of Section 8) shall have occurred and be continuing immediately prior to and immediately after giving effect to the making of such Incremental Facility, (ii) the representations and warranties set forth in each Loan Document (or, in the case of any Incremental Acquisition Term Facility, the Specified Representations and the Specified Acquisition Agreement Representations) shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Incremental Facility Closing Date immediately prior to and immediately after giving effect to the making of such Incremental Term Loans or Incremental Revolving Commitments, as applicable, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date and (iii) the Borrower shall have delivered such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Administrative Agent in connection with any Incremental Facility.

2.25 Loan Purchases. (a) Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Parent Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures, in each case, so long as the following conditions are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;

(ii) the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(iii) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);

(iv) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA);

(v) no more than one Auction Purchase Offer with respect to any Term B Facility may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Term B Facility) may be made in any one year;

(vi) at the time of each purchase of Term Loans through an Auction Purchase Offer, the Parent Borrower shall have delivered to the Auction Manager a certificate of a Responsible Officer certifying as to compliance with the preceding clause (i);

(vii) no Purchasing Borrower Party may use the proceeds, directly or indirectly, from Revolving Loans to purchase any Term Loans; and

(viii) each Auction Purchase Offer shall be made to all Lenders of the applicable Term B Facility subject to such Auction Purchase Offer.

(b) A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer. If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Term B Facility made by a Purchasing Borrower Party pursuant to this Section 2.25, the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Term B Facility up to the settlement date of such purchase.

The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.

2.26 Loan Modification Offers. (a) The Parent Borrower may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Parent Borrower. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the Borrower pursuant to this Section 2.26, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a scheduled maturity date already in effect with respect to any Loans hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Loans of any or all Affected Facilities be extended. If the aggregate principal amount of Loans of any Affected Facility in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Loans of such Affected Facility offered to be extended by the Borrower pursuant to such Loan Modification Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Parent Borrower, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or if qualified by materiality, in all respects), in each case on and as of such date, except in the case of any such representation and warranty expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Parent Borrower). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.26, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new Facility of loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all prepayments of Loans (i.e., both extended and non-extended) shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Loans unless a Permitted Amendment provides for lesser treatment of the Loans of the Accepting Lenders, until the repayment of the non-extended Loans on the relevant scheduled maturity date in respect thereof. The Administrative Agent and the Lenders hereby acknowledge that in respect of payments on non-extended Loans on the scheduled maturity date in respect thereof the pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.26. This Section 2.26 shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

2.27 Designation of Borrowers(a) . (a) The Parent Borrower may at any time, upon not less than 15 Business Days’ notice from the Parent Borrower to the Administrative Agent, designate any consolidated Subsidiary of the Parent Borrower that is organized in a Designated Borrower Jurisdiction (an “Applicant Borrower”) as a Designated Borrower to receive Tranche A Revolving Loans or Tranche B Revolving Loans, as applicable, hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit M-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the applicable Revolving Facility provided for herein the Administrative Agent and the Revolving Lenders shall have received such “know your customer” information, Beneficial Ownership Certification, supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent (or in the case of “know your customer” information and Beneficial Ownership Certification, each applicable Lender). Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit M-2 (a “Designated Borrower Notice”) to the Parent Borrower and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof (the “Designated Borrower Effective Date”), whereupon each of the applicable Revolving Lenders agrees to permit such Designated Borrower to receive Revolving Loans of the applicable Facility hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Borrowing Request or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after the Designated Borrower Effective Date applicable to such Designated Borrower. The Obligations of the Parent Borrower and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature.

(b) Prior to or on the Designated Borrower Effective Date, (i) any Designated Borrower that is a Domestic Subsidiary and is not already a Subsidiary Guarantor shall (x) become a party to the Guarantee and Collateral Agreement and (y) take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, (ii) any Designated Borrower that is a Foreign Subsidiary shall take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in such assets as are customary in its jurisdiction of organization as reasonably determined by the Administrative Agent in consultation with the Parent Borrower and (iii) the Administrative Agent shall have received a reaffirmation in form and substance reasonably satisfactory from the Domestic Loan Parties reaffirming their guarantees of, and grants of Collateral to secure, the Obligations after giving effect to the designation of the Designated Borrower.

(c) Notwithstanding the foregoing, with respect to any Designated Borrower not organized under the laws of the United States or any State thereof (a “Designated Foreign Borrower”), no Lender shall be required to make Revolving Loans to such Designated Foreign Borrower and no Issuing Lender shall be required to issue or amend any Letter of Credit for such Designated Foreign Borrower in the event that the making of such Revolving Loans or issuance or amendment of such Letter of Credit would reasonably be expected to (a) breach or violate any internal policy of such Revolving Lender or Issuing Lender or any law or regulation to which such Revolving Lender or Issuing Lender is subject, or would be upon the making of such Revolving Loan or issuance or amendment of such Letter of Credit or (b) result in materially adverse tax consequences to such Revolving Lender or Issuing Lender (any such Revolving Lender or Issuing Lender, a “Protesting Lender”); provided that (i) any Protesting Lender, which is relying solely on such internal policies as the basis for not making Revolving Loans or issuing or amending Letters of Credit may do so only if such internal policies are being applied by such Protesting Lender to all similarly situated borrowers seeking loans, letters of credit or other extensions of credit from or with respect to such jurisdiction; and (ii) each Protesting Lender shall use reasonable efforts to designate (or identify) a different lending office for funding or booking its Revolving Loans to such Designated Foreign Borrower or issuing or amending Letters of Credit for the account of such Designated Foreign Borrower or to assign (or identify for purposes of assignment of) its rights and obligations hereunder to make its Revolving Loans to, or issue or amend Letters of Credit for the account of, such Designated Foreign Borrower to another of its offices, branches or affiliates, if, in the good faith judgment of such Protesting Lender, such designation or assignment would permit it to make Loans to such Designated Foreign Borrower or issue or amend Letters of Credit for the account of such Designated Foreign Borrower and would not otherwise be materially disadvantageous to such Protesting Lender, as applicable (and the Parent Borrower and the relevant Designated Foreign Borrower shall agree to pay all reasonable out-of-pocket costs and expenses incurred by such Revolving Lender or Issuing Lender in connection with any such designation or assignment). As soon as practicable (but in any event not more than five Business Days) after receipt of notice from the Parent Borrower or the Administrative Agent of the Parent Borrower’s intent to designate a Designated Foreign Borrower, any Protesting Lender shall notify the Parent Borrower and the Administrative Agent in writing of its inability to lend to such Designated Foreign Borrower. The Parent Borrower shall, effective on or before the date that such Designated Foreign Borrower shall have the right to borrow hereunder, either (A) with respect to each Protesting Lender, replace such Protesting Lender with Lenders willing (in their sole discretion) to increase their existing Commitments, or other financial institutions willing (in their sole discretion) to become Revolving Lenders and extend new commitments, on terms consistent with Section 2.22, or (B) cancel its request to designate such Designated Foreign Borrower as a “Designated Borrower”.

(d) The Parent Borrower and Administrative Agent may, without the consent of any Lender effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.27, including to reflect legal requirements and customary tax, withholding, parallel debt and other customary provisions, in each case with respect to the applicable Designated Borrower Jurisdiction. This Section shall supersede any provision of Section 10.1 to the contrary.

2.28 MIRE Event. No MIRE Event may be closed until the date that is (A) if there is no Mortgaged Property located in a “special flood hazard area”, 10 Business Days or (B) if there is any such Mortgaged Property located in a “special flood hazard area”, 30 days (in each case, the “MIRE Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (x) a completed flood hazard determination from a third party vendor; (y) if such real property is located in a “special flood hazard area”, (I) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (II) evidence of the receipt by the applicable Loan Parties of such notice; and (z) if required by Flood Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the MIRE Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Tranche A Revolving Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the Parent Borrower or for the account of any Restricted Subsidiary on any Business Day during the Revolving Commitment Period, in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Equivalent of the L/C Obligations of such Issuing Lender would exceed such Issuing Lender’s L/C Commitment, (ii) the Dollar Equivalent of

the Total Tranche A Revolving Extensions of Credit would exceed the Total Tranche A Revolving Commitments or (iii) the aggregate number of individual Letters of Credit outstanding at any time would exceed 60 Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars, any Tranche A Foreign Currency or any other currency consented to by the applicable Issuing Lender and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance (or such longer period as agreed to by the applicable Issuing Lender in its sole discretion) and (y) the date that is five Business Days prior to the Revolving Termination Date (the “Letter of Credit Expiration Date”); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above except to the extent cash collateralized or backstopped at the time of extension thereof pursuant to arrangements reasonably acceptable to the relevant Issuing Lender and the applicable Borrower); provided, further, that a Letter of Credit shall not be required to expire on the Letter of Credit Expiration Date if such Letter of Credit is cash collateralized or backstopped at the time of issuance thereof pursuant to arrangements reasonably acceptable to the relevant Issuing Lender and the applicable Borrower.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if the issuance of such Letter of Credit would (i) violate one or more policies of such Issuing Lender applicable to letters of credit generally or (ii) conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Parent Borrower, the applicable Issuing Lender or any other Person.

3.2 Procedure for Issuance of Letter of Credit. The Parent Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the relevant Issuing Lender and the Parent Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Parent Borrower will pay a fee on all outstanding Letters of Credit for which it is the applicant therefor in Dollars (with respect to any Letters of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent thereof) at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans that are Term Benchmark Loans, shared ratably among the Tranche A Revolving Lenders. Such fees shall be payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Parent Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee of 0.125% per annum on the Dollar Equivalent of the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Parent Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Tranche A Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by such Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay, in the currency of the applicable draft paid (or in the case of any Letter of Credit denominated in a currency other than Dollars or a Tranche A Foreign Currency, in Dollars), to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Tranche A Revolving Percentage of the amount that is not so reimbursed (or is so returned) (or in the case of any Letter of Credit denominated in a currency other than Dollars or a Tranche A Foreign Currency, such L/C Participant’s Tranche A Revolving Percentage of the Dollar Equivalent of the amount that is not so reimbursed (or is so returned)). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender, on demand an amount equal to, (i) for a Letter of Credit denominated in Dollars, the product of (x) such amount, times (y) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender, times (z) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360 and (ii) for a Letter of Credit denominated in any currency other than Dollars, the product of (x) such amount, times (y) the daily average rate for Term Benchmark Loans with an interest period of one month or RFR Loans, as applicable for such currency, during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender, times (z) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is the applicable day count convention for such currency as determined by the Administrative Agent in its sole discretion. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Loans that are ABR Loans. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the relevant Issuing Lender, in the applicable currency of the draft, for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the applicable Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the applicable Borrower receives such notice. Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein in the applicable currency and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(d). The Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or 2.6 that any payment required pursuant to this Section 3.5 be financed with a Revolving Loan or a Swingline Loan (if applicable) in an equivalent amount and, to the extent so financed, the obligation of the Borrowers to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan (if applicable).

3.6 Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the applicable Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. No Issuing Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Lender (as finally determined by a court of competent jurisdiction), the relevant Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Parent Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Parent Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

3.10 Applicability of ISP and UCP. Unless otherwise expressly agreed by an Issuing Lender and the Parent Borrower when a Letter of Credit is issued by such Issuing Lender (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit, and (ii) the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the Borrowers for, and such Issuing Lender’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the laws or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) [Reserved].

(b) The audited consolidated balance sheets of the Parent Borrower and its consolidated Restricted Subsidiaries as at January 1, 2024, December 30, 2024 and December 29, 2025, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly, in all material respects, the consolidated financial condition of the Parent Borrower and its consolidated Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent Borrower and its consolidated Restricted Subsidiaries as at March 30, 2026, and the related unaudited consolidated statement of income, stockholders’ equity and cash flow for the three-month period ended on such date, present fairly, in all material respects, the consolidated financial condition of the Parent Borrower and its consolidated Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flow for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

(c) [Reserved].

(d) As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required by GAAP to be reflected on a balance sheet or in the notes thereto and that are not reflected in the most recent financial statements referred to in clauses (b) and (c) above. Except as reflected in filings made by the Parent Borrower with the SEC since December 29, 2025, during the period from December 29, 2025 to and including the Closing Date there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since December 29, 2025, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for violations that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens, except as permitted by Section 7.3, and the use thereof and the conduct of each of the Group Members does not infringe in any material respect upon the rights of any Person. No material claim has been asserted or is pending by any Person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any material Intellectual Property, nor does the Parent Borrower know of any valid basis for any such material claim.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i)any Taxes any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, or (ii) to the extent that the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect); no Tax Lien has been filed, and, to the knowledge of the Parent Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the value of the assets of the Group Members consist of “margin stock” as so defined. If requested by the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each ERISA Affiliate is in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and has performed all of its obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination, volume submitter, opinion letter (or similar) from the IRS indicating that such Plan or Pension Plan is so qualified in form, along with the corresponding trust related thereto which has been determined by the Internal Revenue Service to be exempt in form from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of the Parent Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Group Member or any ERISA Affiliate; (e) each of the Group Members and ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (f) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC

Topic 715-60; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no Group Member nor any ERISA Affiliate has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (h) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (i) neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 4.13 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement. The present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed by more than $10,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code).

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries; Capital Stock. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and restricted stock units granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Restricted Subsidiary, except (i) with respect to Capital Stock of Loan Parties, as created by the Loan Documents and (ii) otherwise, as permitted by this Agreement.

4.16 Use of Proceeds. The proceeds of the Initial Term B Loans shall be used to (i) refinance the term loans outstanding under the Existing Credit Agreement and to pay related fees and expenses and (ii) for general corporate purposes of the Parent Borrower and its Subsidiaries. The proceeds of the Revolving Loans shall be used to (i) refinance the (x) Existing Domestic ABL Agreement and (y) Existing Foreign ABL Agreement and (ii) finance the working capital needs and general corporate purposes of the Parent Borrower and its Subsidiaries or for any other purpose not prohibited under this Agreement. The proceeds of any Incremental Term Loans shall be used for general corporate purposes (including Permitted Acquisitions and other Investments permitted by this Agreement).

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Parent Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. The statements and information contained in this Agreement, the other Loan Documents, and the other documents, certificates and statements furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, did not contain as of the date such statements, information, documents or certificates were so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Guarantee and Collateral Agreement, when such Pledged Collateral is delivered to the Administrative Agent (together with a properly completed and signed undated endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement that can be perfected by the filing of such financing statement or other filing, or by the filing and recording of an intellectual property security agreement, as applicable, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a) and intellectual property security agreements are filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the Second Amended and Restated Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Domestic Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to the Lien of any other Person (except (other than with respect to Collateral consisting of Capital Stock) Liens permitted by Section 7.3), it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications, issued patents, patent applications, and registered copyrights (including exclusive licenses to registered copyrights under which a Domestic Loan Party is the licensee) acquired by the Domestic Loan Parties after the Closing Date.

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified in the local counsel legal opinions delivered in connection with the Mortgages (which legal opinions for the Existing Mortgages were those delivered under the Existing Credit Agreement), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Domestic Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to the Lien of any other Person (except Liens permitted by Section 7.3). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Parent Borrower or any Subsidiary Guarantor upon which a Mortgage will be granted to the Administrative Agent.

4.20 Solvency. As of the Closing Date and after giving effect to the Transactions, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

4.21 Senior Indebtedness. The Obligations, and the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement, constitute “senior debt” or “senior indebtedness” (or any comparable term) under all Indebtedness that is subordinated or required to be subordinated in right of payment to the Obligations (if applicable).

4.22 Regulation H. Other than as set forth in any flood hazard determination obtained by, or delivered to, the Administrative Agent, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the Flood Laws.

4.23 Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure material compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and their respective officers, and employees, and to the knowledge of the Parent Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent Borrower being designated as a Sanctioned Person. None of (a) the Parent Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or Sanctions applicable to any party hereto.

4.24 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

4.25 Plan Asset Matters. Either (x) no Loan Party is using “plan assets” (within the meaning of Section 3(42) of ERISA) with respect to the borrowing and repayment of amounts under this Agreement and the other Loan Documents or (y) the execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party, and the borrowing and repayment of amounts under this Agreement and the other Loan Documents, will not result in a non-exempt Prohibited Transaction.

4.26 Outbound Investment Rules. No Borrower or any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. No Borrower or any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Amendment and Restatement of Existing Credit Agreement and Initial Extension of Credit. The agreement of each Lender to (x) amend and restate the Existing Credit Agreement and (y) make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the amendment and restatement of the Existing Credit Agreement and the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Parent Borrower and each Subsidiary Guarantor, (iii) the HK Debentures, executed and delivered by each Foreign Subsidiary Borrower party thereto and (iv) the Foreign Subsidiary Borrower Guarantee Agreement, executed and delivered by each Foreign Subsidiary Borrower (which, in each case, subject to Section 10.8(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page; provided that, with respect to the HK Debentures, execution and delivery shall be in such form and manner as is required under the laws of Hong Kong for the valid execution, delivery, enforceability, and registration of such HK Debentures, including any requirement for wet ink execution).

(b) Financial Statements. The Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Parent Borrower and its Subsidiaries for the 2023, 2024 and 2025 fiscal years, (ii) unaudited consolidated balance sheets and related statements of income and stockholders’ equity of each of the Parent Borrower and its Subsidiaries for the fiscal quarter ended March 30, 2026 and (iii) statements of cash flows of each of the Parent Borrower and its Subsidiaries for the three-month period ended on March 30, 2026.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Domestic Loan Party, and such search shall reveal no Liens on any of the assets of the Domestic Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(d) Fees. (i) All costs, fees and expenses required to be paid by the Parent Borrower to the Administrative Agent, the Arrangers, the Documentation Agent and the Lenders in connection with this Agreement (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent), (ii) all interest, costs, fees and expenses required to be paid by the Parent Borrower pursuant to the Existing Credit Agreement and (iii) all principal amounts owing to Existing Term B Lenders required to be repaid pursuant to Section 2.2(b) shall, in each case have been paid in full or shall have been authorized to be deducted from the proceeds of the initial extensions of credit under this Agreement.

(e) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received:

(i) From each Domestic Loan Party, (i) a certificate of each such Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each such Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each such Loan Party from its jurisdiction of organization; and

(ii) from each Foreign Subsidiary Borrower, a certificate of each Foreign Subsidiary Borrower, dated the Closing Date, with appropriate insertions and attachments, including (i) a certified copy of its certificate of incorporation, (ii) a copy of its articles of association, and (iii) a certified copy of each certificate of change of name, if any, in each case issued by or filed with the Hong Kong Companies Registry; (iv) a copy of the business registration certificate; (v) register of charges and (vi) board resolutions authorizing the execution of the HK Debentures and other Loan Documents and the transactions contemplated thereby.

(f) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) Polsinelli PC, US counsel to the Parent Borrower and its Restricted Subsidiaries and (ii) Simpson, Thatcher & Bartlett, HK counsel to the Administrative Agent, in each case, in form and substance reasonably acceptable to the Administrative Agent.

(g) Pledged Stock; Stock Powers; Pledged Notes. To the extent not previously delivered in connection with the Existing Credit Agreement, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated endorsement for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden or expense) to deliver to the Administrative Agent the certificates and undated stock powers required by clause (i) above and the promissory notes and related transfer forms required by clause (ii) above, such certificates, stock powers, promissory notes and/or transfer forms are not delivered as of the Closing Date, delivery of such items (other than any certificates representing the shares of Capital Stock of Domestic Subsidiaries) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(h) Filings, Registrations and Recordings. With respect to the Domestic Loan Parties, to the extent not previously filed, of record and effective in connection with the Existing Credit Agreement, each document (including any Uniform Commercial Code financing statement and intellectual property security agreement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue burden and expense) to satisfy the requirement set forth in this Section 5.1(h), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement (other than with respect to the filing of any Uniform Commercial Code financing statement and filing or recording of any intellectual property security agreement, as applicable) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(i) Mortgages, etc. (i) The Borrower or the applicable Subsidiary Guarantor shall, with respect to each Existing Mortgage deliver to the Administrative Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Secured Parties, fully executed counterparts of an amendment to each Existing Mortgage (each, a “Mortgage Amendment”) to which a Loan Party is then party duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where the respective Mortgage was recorded, together with such certificates or affidavits, as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent; (ii) executed legal opinions in form and substance reasonably acceptable to the Administrative Agent, (iii) a date-down and/or modification title insurance endorsement to the policy or policies of title insurance insuring the Lien of each Mortgage (the “Title Endorsements”), (iv) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes (except to the extent that such tax is an Excluded Tax), fees, charges, costs and expenses required for the recording of the Mortgage Amendments and issuance of the Title Endorsements, (v) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title insurer to issue the Title Endorsements and (vi) the Administrative Agent and each regulated Lender shall have received (A) with respect to any existing Mortgaged Property that contains one or more buildings, a “life-of-loan standard flood hazard determination”, (B) if any of the buildings on such Mortgaged Property is located in a “special flood area” identified by the Federal Emergency Management Agency or the Federal Insurance Administration, a policy of flood insurance as required under the Flood Laws that (1) covers each such parcel and the building(s) located thereon, (2) is written in an amount that is reasonably satisfactory to the Administrative Agent and otherwise in compliance with the coverage required with respect to the particular type of property under the Flood Laws, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (C) if such Mortgaged Property is located in a special flood hazard area, confirmation that the Borrower has received the notice required pursuant to the Flood Laws (provided that such regulated Lender shall be deemed to have received the information in clauses (A) to (C) of this Section 5.1(vi) if it is posted to the data site to which such Revolving Lender has access).

Notwithstanding anything to the contrary contained in this Section 5.1(i) (other than with respect to Section 5.1(i)(vi)), if the Loan Parties have used commercially reasonable efforts (without undue burden and expense) to satisfy the requirements set forth in this Section 5.1(i) and such requirements are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)); provided that Section 5.1(i)(vi) shall be satisfied as of the Closing Date.

(j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer in the form of Exhibit L.

(k) Outstanding Indebtedness. Substantially concurrently with the Closing Date, all commitments and amounts outstanding (other than contingent obligations) under (i) that certain asset-based revolving facility outstanding under that certain ABL Credit Agreement, dated as of May 30, 2023 (as amended from time to time prior to the date hereof, the “Existing Domestic ABL Agreement”) among the Parent Borrower, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, and (ii) that certain asset-based revolving credit facility outstanding under that certain the Amended and Restated Facility Agreement, dated June 14, 2023 (as amended, amended and restated or otherwise modified from time to time, the “Existing Foreign ABL Agreement”), executed by TTM Technologies China Limited, as borrower, the other parties thereto, and The Hongkong and Shanghai Banking Corporation Limited, as arranger, original lender, facility agent, security trustee and issuing bank, shall in each case have been repaid, redeemed, defeased, terminated or otherwise discharged and all liens created in connection therewith shall have been released.

(l) Representations. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct on and as of such earlier date.

(m) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date.

(n) [Reserved].

(o) PATRIOT Act; Beneficial Ownership Regulation. (i) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about any Loan Party reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Parent Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall notify the Parent Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Credit Extension requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Request. In connection with the Borrowing of any Loans, the Administrative Agent shall have received a Borrowing Request from the Parent Borrower or other applicable Borrower in accordance with Section 2.5(a).

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.27 related to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

Each borrowing by a Borrower hereunder (other than the initial extensions of credit on the Closing Date) shall constitute a representation and warranty by such Borrower as of the date of such Credit Extension that the conditions contained in this Section 5.2 have been satisfied. For the avoidance of doubt, the foregoing conditions set forth in this Section 5.2 shall be subject to the limitations set forth in Sections 1.3 and 2.24 to the extent the proceeds of any Incremental Term Facility are being used to finance a Limited Condition Acquisition.

SECTION 6. AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as any Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, any Issuing Lender or the Administrative Agent hereunder, the Parent Borrower shall and, in the case of Sections 6.3 through 6.8, 6.10 and 6.13, shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent, on behalf of each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower (or such later date as may be permitted by the SEC), a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness incurred under or permitted by this Agreement which maturity date occurs within one year from the time such opinion is delivered), or qualification arising out of the scope of the audit, by KPMG, LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower (or such later date as may be permitted by the SEC), the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such quarter and/or the portion of the fiscal year through the end of such quarter, as required by applicable SEC rules, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c) if any Unrestricted Subsidiary exists, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Parent Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Parent Borrower, together with an explanation of reconciliation adjustments in reasonable detail.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2(c) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) such documents are filed of record with the SEC; provided that, upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent, on behalf of each Lender:

(a) [reserved];

(b) concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a Compliance Certificate executed by a Responsible Officer, which Compliance Certificate shall include a statement that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of annual financial statements, a calculation of Excess Cash Flow and (iii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (x) a description of any change in the jurisdiction of organization of any Loan Party, (y) a list of any material Intellectual Property acquired or created by any Loan Party and (z) a description of any Person that has become a Group Member, a Restricted Subsidiary or an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Parent Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each fiscal quarter of the Parent Borrower (or 90 days, in the case of the fourth fiscal quarter of each fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Parent Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e) promptly after the same are sent, copies of all financial statements and reports that the Parent Borrower sends to the holders of any class of its public debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC;

(f) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(g) promptly, such (x) additional financial and other information as the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to ensure material compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain such property could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, accompanied by one or more officers or designees of the Parent Borrower if requested by the Parent Borrower, with their independent certified public accountants; provided that excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent, acting individually or on behalf of the Lenders may exercise rights under this Section 6.6(b) and (ii) the Administrative Agent shall not exercise rights under this Section 6.6(b) more often than one time during any calendar year.

6.7 Notices. Promptly give notice to the Administrative Agent, on behalf of each Lender, of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) (i) as soon as reasonably possible upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, a written notice specifying the nature thereof, what action the Parent Borrower, any of the other Group Members or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon the Administrative Agent’s reasonable request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Parent Borrower, any of the other Group Members or any ERISA Affiliate with the IRS with respect to each Pension Plan; (2) all notices received by the Parent Borrower, any of the other Group Members or any ERISA Affiliate from a Multiemployer Plan sponsor concerning a material ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request;

(e) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(f) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a)Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except for events or matters that could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

6.9 [Reserved].

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Domestic Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g), and (z) any property as to which the Administrative Agent determines, in its reasonable discretion and in consultation with the Parent Borrower, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in any such property, including (x) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (y) filing and recording of intellectual property security agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by any Domestic Loan Party (including a Person that owns such real property and becomes a Domestic Loan Party pursuant to this Section 6.10) (other than (i) any such real property subject to a Lien expressly permitted by

Section 7.3(g) and (ii) any real property as to which the Administrative Agent determines, in its reasonable discretion and in consultation with the Parent Borrower, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby), within sixty (60) days after the acquisition thereof (or such later date as the Administrative Agent shall agree to in its sole discretion) execute and deliver to the Administrative Agent the following each of which shall be in form and substance reasonably acceptable to the Administrative Agent; provided that the relevant Loan Party shall not be permitted to execute and deliver any Mortgage on such property until (x) at least 45 days from the date the Parent Borrower provided the Administrative Agent, the Lenders and the Issuing Lenders with prior written notice of such acquisition of such property and (y) the Parent Borrower has received confirmation from the Administrative Agent, the Lenders and the Issuing Lenders that flood insurance due diligence and flood insurance compliance as required by Section 6.10(b)(iv) hereto has been completed:

(i) a Mortgage duly executed and acknowledged by the Borrower or such Subsidiary Guarantor, and otherwise in form for recording in the recording office of each applicable political subdivision where each such real property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording of filing thereof and evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the real properties purported to be covered thereby,

(ii) maps or plats of an as-built survey of the sites of the real property certified to the Administrative Agent and the title insurance company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the title insurance company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the title insurance company, or in lieu thereof, or existing surveys, together with any affidavits required by the title insurance company as shall be sufficient to enable the title insurance company to remove any standard survey exceptions from the Mortgage Policies and issue customary survey-dependent endorsements to the applicable Mortgage Policy.

(iii) mortgagee’s title insurance policies in favor of the Administrative Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon, free and clear of all Liens, defects and encumbrances, other than Permitted Liens, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Borrower or the applicable Subsidiary Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made) (“Mortgage Policy”). The Administrative Agent shall also have received evidence satisfactory to it that all charges for mortgage recording taxes and all related expenses, if any, have been paid.

(iv) The Administrative Agent and each regulated Lender shall have received (A) with respect to any Mortgaged Property that contains one or more buildings, a “life-of-loan standard flood hazard determination”, (B) if any of the buildings on such Mortgaged Property is located in a special flood area, a policy of flood insurance that (1) covers each such parcel and the building(s) located thereon, (2) is written in an amount that is reasonably satisfactory to the Administrative Agent and the regulated Lenders (provided that if the Administrative Agent does not receive written notice from a regulated Lender objecting to such amount within 10 days after such information has been posted to the data site, such amount shall be deemed to be satisfactory) and otherwise in compliance with the coverage required with respect to the particular type of property under the Flood Laws, and (3) has a term ending not later than the maturity of the

Indebtedness secured by such Mortgage and (C) if such Mortgaged Property is located in a special flood hazard area, confirmation that the Borrower has received the notice required pursuant to the Flood Laws (provided that such regulated Lender shall be deemed to have received the information in clauses (A) to (C) of this Section 5.1(vi) if it is posted to the data site to which such Revolving Lender has access).

(v) a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(vi) with respect to each of the Mortgaged Properties, such local counsel opinions and opinions of counsel in the jurisdiction of organization of the owner of the applicable Mortgaged Properties.

(c) With respect to any new Domestic Subsidiary (other than any Immaterial Subsidiary, any CFC Holding Company or any Subsidiary of a Foreign Subsidiary or of a CFC Holding Company) created or acquired after the Closing Date by any Domestic Loan Party (which, for the purposes of this paragraph (c), shall include (1) any existing Subsidiary (other than an Immaterial Subsidiary) that becomes a Domestic Subsidiary that is not a CFC Holding Company or a Subsidiary of a Foreign Subsidiary or a CFC Holding Company and (2) any existing Subsidiary that ceases to be an Immaterial Subsidiary (and that is not a CFC Holding Company)), within thirty (30) days after the creation or acquisition of such new Domestic Subsidiary (or such later date as the Administrative Agent shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Domestic Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated endorsements, in blank, executed and delivered by a duly authorized officer of the relevant Domestic Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new CFC Holding Company or Foreign Subsidiary created or acquired after the Closing Date by any Domestic Loan Party (which, for the purposes of this paragraph (d) shall include any existing Subsidiary that becomes a CFC Holding Company or a Foreign Subsidiary), within sixty (60) days after the creation or acquisition of such new CFC Holding Company or Foreign Subsidiary (or such later date as the Administrative Agent shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such CFC Holding Company or Foreign Subsidiary that is owned by any such Domestic Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such CFC Holding Company or Foreign Subsidiary be required to be so pledged) and (ii) deliver to the Administrative Agent the certificates representing such pledged Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Domestic Loan Party, and take such other action as the Administrative Agent deems necessary or reasonably advisable to perfect the Administrative Agent’s security interest therein.

(e) With respect to any Foreign Loan Party, if after the Closing Date such Foreign Subsidiary acquires assets that constitute Collateral under the relevant Security Documents, then within sixty (60) days after the creation or acquisition of such Collateral, the Foreign Loan Party shall take all such steps as the Administrative Agent deems necessary or reasonably advisable to perfect the Administrative Agent’s security interest therein.

(f) Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent and at the expense of the Loan Parties.

6.11 Designation of Subsidiaries. The Parent Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer specifying such designation and certifying that the conditions to such designation set forth in this Section 6.11 are satisfied; provided that:

(a) both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(b) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.11; and

(c) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as an “Unrestricted Subsidiary” in respect of any Incremental Equivalent Indebtedness (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the Incremental Equivalent Indebtedness) and in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Subsidiary shall substantially simultaneously be designated as a “Restricted Subsidiary” under any Incremental Equivalent Indebtedness (and, to the extent applicable, any other agreement governing Permitted Refinancing Indebtedness in respect of the Incremental Equivalent Indebtedness).

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Parent Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

6.12 Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Parent Borrower and a rating of the Term B Facility, in each case from Moody’s, and (ii) a public corporate credit rating of the Parent Borrower and a rating of the Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Parent Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process), it being agreed that there is no obligation to maintain any particular ratings at any time.

6.13 Post-Closing Covenants.

(a) Satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth in Section 5.1(g), 5.1(h) and 5.1(i) within the time period set forth in the applicable Section (or such later date as the Administrative Agent may agree in its reasonable discretion).

(b) No later than 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.12 of the Guarantee and Collateral Agreement.

(c) No later than 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), with respect to the property at 1521 Poplar Lane, Forest Grove, OR 97116, satisfy the requirements set forth in Section 6.10(b).

SECTION 7. NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. With respect to the Revolving Facilities only, permit the Consolidated Leverage Ratio as at the last day of any Reference Period (beginning with the Reference Period ending on the first fiscal quarter ending after the Closing Date) to exceed 4.50:1.00; provided that during a Covenant Holiday Period, the foregoing threshold shall be increased to 5.00 to 1.00.

(b) Consolidated Interest Coverage Ratio. With respect to the Revolving Facilities only, permit the Consolidated Interest Coverage Ratio as of the last day of any Reference Period (beginning with the Reference Period ending on the first fiscal quarter ending after the Closing Date) to be less than 2.50:1.00 for any Reference Period.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under this Agreement (including Indebtedness in respect of any Incremental Facility) and any Permitted Refinancing Indebtedness in respect of the Term Loans (any such Permitted Refinancing Indebtedness, the “Term Loan Refinancing Indebtedness”); provided that (i) such Term Loan Refinancing Indebtedness, if secured, is secured only by the Collateral on a pari passu or junior basis with the Obligations under this Agreement (provided that the Term Loan Refinancing Indebtedness shall not consist of syndicated term loans that are secured on a pari passu basis with the Obligations under this Agreement), (ii) no Person, other than a Domestic Loan Party, shall be an obligor or guarantor with respect to any Term Loan Refinancing Indebtedness, (iii) the terms of any such Term Loan Refinancing Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) reflect market terms at the time of issuance thereof (but in no event shall any Term Loan Refinancing Indebtedness have covenants and defaults, taken as a whole, materially more restrictive than those applicable to the Indebtedness being refinanced (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date (as in effect on the date of incurrence of such Term Loan Refinancing Indebtedness))), (iv) such Term Loan Refinancing Indebtedness shall share ratably or less than ratably with (or, if junior in right of payment or as to security, on a junior basis with respect to) any prepayments or repayments of the Term B Loans (and Incremental Term Loans, if applicable) and (v) such Term Loan Refinancing Indebtedness, if secured, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(b) [Reserved];

(c) Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary; provided that (x) any Indebtedness of any Domestic Loan Party shall be unsecured and shall be subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (y) any Indebtedness of a Foreign Loan Party shall be unsecured and shall be subordinated in right of payment to the Obligations of such Foreign Loan Party on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent and (z) any such Indebtedness owing to any Domestic Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Guarantee and Collateral Agreement;

(d) Guarantee Obligations incurred by any Group Member of obligations of any Group Member to the extent such obligations are not prohibited hereunder; provided that (i) to the extent any such obligations are subordinated to the Obligations, any such related Guarantee Obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such Guarantee Obligation relates and (ii) any Guarantee Obligations incurred by any Domestic Loan Party of obligations of a Restricted Subsidiary that is not a Domestic Loan Party shall be permitted to the extent (x) permitted pursuant to Section 7.7(t) or Section 7.7(u) or (y) the aggregate amount of outstanding Guarantee Obligation incurred pursuant to this clause (y), together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Domestic Loan Parties outstanding under Section 7.2(o) and Section 7.2(w), does not exceed the Non-Guarantor Debt Basket (as of the date of incurrence pursuant to this clause (y));

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed at any one time outstanding the greater of (i) $294,000,000 and (ii) 60.0% of Consolidated EBITDA for the most recently ended Reference Period;

(g) Indebtedness representing deferred compensation to employees or directors of the Parent Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(h) Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(i) Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(j) Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(k) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(m) Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business;

(n) Indebtedness in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisitions or other Investments permitted under Section 7.7 (other than Investments permitted under clause 7.7(s)) or Dispositions permitted under Section 7.5 (other than Dispositions permitted under Section 7.5(m));

(o) (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Parent Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by the Parent Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Parent Borrower or such Restricted Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that after giving effect to the applicable acquisition (or merger or consolidation) or such assumption of Indebtedness, (i) in respect of Indebtedness of a Loan Party that is secured by the Collateral by Liens that are pari passu with the Liens securing the Obligations, the Consolidated First Lien Leverage Ratio of the Parent Borrower for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness), is not in excess of 3.25:1.00 (or such Consolidated First Lien Leverage Ratio is less than or equal to the Consolidated First Lien Leverage Ratio immediately prior to such transaction), (ii) in respect of Indebtedness of a Loan Party that is secured by the Collateral by Liens that are junior to the Liens securing the Obligations or secured by assets that are not Collateral, the Consolidated Secured Leverage Ratio of the Parent Borrower for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness) is not in excess of 3.75:1.00 (or such Consolidated Secured Leverage Ratio is less than or equal to the Consolidated Secured Leverage Ratio immediately prior to such transaction) or (iii) in respect of Indebtedness of a Loan Party that is unsecured or Indebtedness of a Restricted Subsidiary that is not a Loan Party, (x) the Consolidated Leverage Ratio of the Parent Borrower for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof (but excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Indebtedness) is not in excess of 4.25:1.00 (or such Consolidated Leverage Ratio is less than or equal to the Consolidated Leverage Ratio immediately prior to such transaction) or (y) the Consolidated Interest Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof, is no less than 2.00:1.00; provided further that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Domestic Loan Parties outstanding under this Section 7.2(o), together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Domestic Loan Parties outstanding under Section 7.2(w) and the aggregate amount of outstanding Guarantee Obligations incurred by Domestic Loan Parties of obligations of Restricted Subsidiaries that are not Domestic Loan Parties pursuant to clause (ii)(y) of the proviso to Section 7.2(d), shall not exceed the Non-Guarantor Debt Basket (as of the date of incurrence of Indebtedness pursuant to this Section 7.2(o));

(p) [reserved];

(q) Indebtedness of the Parent Borrower in respect of the 2029 Senior Notes in an aggregate principal amount not to exceed $500,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(r) Indebtedness of the Parent Borrower in respect of Permitted Convertible Indebtedness in an aggregate principal amount not to exceed $250,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(s) [Reserved];

(t) (i) Incremental Equivalent Indebtedness; provided that immediately prior to and immediately after giving effect to the incurrence of any Incremental Equivalent Indebtedness under this Section 7.2(t), no Default or Event of Default shall have occurred and be continuing and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u) letters of credit in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(v) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries arising out of any Permitted Receivables Facility;

(w) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Parent Borrower and all Restricted Subsidiaries) not to exceed at any time outstanding the greater of (i) $221,000,000 and (ii) 45.0% of Consolidated EBITDA for the most recently ended Reference Period; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Domestic Loan Parties outstanding under this Section 7.2(w), together with the aggregate principal amount of Indebtedness of Subsidiaries that are not Domestic Loan Parties outstanding under Section 7.2(o) and the aggregate amount of outstanding Guarantee Obligations incurred by Domestic Loan Parties of the obligations of Restricted Subsidiaries that are not Domestic Loan Parties pursuant to clause (ii)(y) of the proviso to Section 7.2(d), shall not exceed the Non-Guarantor Debt Basket (as of the date of incurrence of Indebtedness pursuant to this Section 7.2(w));

(x) Attributable Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, which Attributable Indebtedness arises out of a sale and leaseback transaction permitted under Section 7.10;

(y) Indebtedness of any Domestic Loan Party in an aggregate principal amount not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Existing Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member); and

(z) Guarantee Obligations incurred by any Group Member of obligations of any Joint Venture or Unrestricted Subsidiary to the extent permitted under Section 7.7(v).

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 7.2 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents and any Permitted Refinancing Indebtedness thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(a).

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, supplier and other trade contracts (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Restricted Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than, in the case of Permitted Refinancing Indebtedness, by any Additional Permitted Amount);

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets (and any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof and (iii) the amount of Indebtedness secured thereby is not increased; provided further that in the event that purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(h) Liens on the Collateral created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(j) Liens solely on any cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition;

(k) Liens in favor of any Domestic Loan Party so long as (in the case of any Lien granted by a Loan Party) such Liens are junior to the Liens created pursuant to the Security Documents and (ii) Liens in favor of any Foreign Loan Party so long as (x) such Liens are not granted by a Domestic Loan Party and (y) in the case of any Lien granted by a Foreign Loan Party such Liens are junior to the Liens created pursuant to the Security Documents;

(l) Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(m) any option or other agreement to purchase any asset of any Group Member, the purchase, sale or other disposition of which is not prohibited by Section 7.5;

(n) Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default;

(o) Liens on property (including Capital Stock) existing at the time of the permitted acquisition of such property by any Group Member to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(o) or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets or category of assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness in respect thereof permitted by Section 7.2(o)) that such Liens secured, immediately prior to such permitted acquisition; provided further, that such Liens are not created in connection with, or in contemplation of, such acquisition;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any other Restricted Subsidiary in the ordinary course of business and permitted by this Agreement;

(q) non-exclusive licenses, sublicenses, leases and subleases of Intellectual Property of any Group Member in the ordinary course of business;

(r) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t) Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Parent Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(v) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to dispose of any property in a Disposition permitted by Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(w) [reserved];

(x) Liens on the Collateral securing Incremental Equivalent Indebtedness constituting Permitted Additional Pari Passu Indebtedness or Permitted Additional Junior Lien Indebtedness or any Permitted Refinancing Indebtedness in respect thereof; provided that the Liens on the Collateral securing such Indebtedness or any such Permitted Refinancing Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(y) Liens that arise or may be deemed to arise from any Permitted Receivables Facility that extend only to the accounts receivable subject thereto;

(z) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds at any time (as to all Group Members) the greater of (i) $221,000,000 and (ii) 45.0% of Consolidated EBITDA for the most recently ended Reference Period (as of the date incurred); and

(aa) Liens on property purportedly rented to, or leased by, the Parent Borrower or any of its Restricted Subsidiaries pursuant to a sale and leaseback transaction permitted under Section 7.10; provided that (i) such Liens do not encumber any other property of the Parent Borrower or its Restricted Subsidiaries and (ii) such Liens secure only Indebtedness permitted under Section 7.2(x).

For purposes of determining compliance with this Section 7.3, in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria for more than one of the categories of Liens described in clauses (a) through (aa) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Lien in a manner that complies with this Section 7.3 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing Indebtedness outstanding under the Loan Documents and any Permitted Refinancing Indebtedness thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.3(h).

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the Parent Borrower may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided, that (i) when any Subsidiary Guarantor (other than a Borrower that is a Domestic Loan Party) is merging with or into another Restricted Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving corporation or the continuing or surviving corporation shall, substantially simultaneously with such merger or consolidation, become a Subsidiary Guarantor, (ii) when a Borrower that is a Domestic Loan Party is merging with or into another Restricted Subsidiary, such Borrower shall be the continuing or surviving corporation and (iii) when a Borrower that is not a Domestic Loan Party is merging with or into another Restricted Subsidiary, (x) any such merger or consolidation with a Domestic Loan Party shall be subject to clauses (i) and (ii) above and shall only be permitted if such Borrower has no outstanding Revolving Loans and (y) with respect to any merger or consolidation with any Restricted Subsidiary that is not a Loan Party, such Borrower shall be the continuing or surviving corporation);

(b) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person (other than a Group Member) in order to effect an Investment permitted pursuant to Section 7.7; provided that if such Restricted Subsidiary is a Subsidiary Guarantor the continuing or surviving Person shall be a Subsidiary Guarantor or if such Restricted Subsidiary is a Borrower that is not a Domestic Loan Party the continuing or surviving Person shall be a Subsidiary Guarantor or such Borrower;

(c) any Restricted Subsidiary of the Parent Borrower may Dispose of any or all of its assets (i) to the Parent Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

(d) any Restricted Subsidiary of the Parent Borrower that is not a Loan Party may (i) dispose of any or all or substantially all of its assets to any Group Member (upon voluntary liquidation or otherwise) or (ii) liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Parent Borrower and is not materially disadvantageous to the Administrative Agent or the Lenders.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of surplus, outdated, obsolete or worn out property (other than accounts receivable or inventory) in the ordinary course of business;

(b) Dispositions of inventory, cash and Cash Equivalents in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(c)(i) or Section 7.4(d)(i);

(d) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Parent Borrower or any Subsidiary Guarantor;

(e) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(f) Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(g) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any Group Member;

(h) non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Parent Borrower or any Restricted Subsidiary;

(i) the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material Intellectual Property or rights relating thereto that the Parent Borrower determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(j) licenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Parent Borrower or any Restricted Subsidiary;

(k) Dispositions to any Group Member; provided that any such Disposition involving a Restricted Subsidiary that is not a Subsidiary Guarantor shall be made in compliance with Sections 7.7 and 7.9;

(l) (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 7.7 (other than Investments referred to in and permitted by Section 7.7(s)), (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 7.6, (iii) Dispositions set forth on Schedule 7.5(l) and (iv) sale and leaseback transactions permitted under Section 7.10;

(m) Dispositions by the Parent Borrower or any of its Restricted Subsidiaries of accounts receivable pursuant to any Permitted Receivables Facility; and

(n) other Dispositions of assets (including Capital Stock); provided that (i) if the total fair market value of the assets subject to any such Disposition or series of related Dispositions is in excess of $15,000,000, it shall be for fair market value (determined as if such Disposition was consummated on an arm’s-length basis), (ii) at least 75% of the total consideration for any such Disposition in excess of $25,000,000 received by the Parent Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents, (iii) no Default or Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Default or Event of Default exists) and (iv) the requirements of Section 2.11(b), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Parent Borrower and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Parent Borrower or such Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.5(n) that is at that time outstanding, not to exceed the greater of (1) $184,000,000 and (2) 37.50% of Consolidated EBITDA for the most recently ended Reference Period (or, at the Parent Borrower’s election, as of the date of the most recently ended Reference Period at entry into a binding agreement with respect to such Disposition) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments ratably to its equity holders (or if not ratably, on a basis more favorable to the Parent Borrower and the other Domestic Loan Parties);

(b) so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 7.6(b) after the Closing Date (net of any proceeds received by the Borrower after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $7,500,000 in any fiscal year of the Parent Borrower;

(c) the Parent Borrower may declare and pay dividends with respect to its Capital Stock payable solely in shares of Qualified Capital Stock;

(d) the Parent Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Parent Borrower;

(e) the Parent Borrower may acquire its Capital Stock upon the exercise of stock options for such Capital Stock of the Parent Borrower if such Capital Stock represents a portion of the exercise price of such stock options or in connection with any tax imposed on the Parent Borrower with respect to such acquisition or any tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Capital Stock held by, any current or former director, officer or employee of any Group Member;

(f) the Parent Borrower may convert or exchange any of its Capital Stock for or into Qualified Capital Stock;

(g) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date make Restricted Payments in an amount equal to the Available Amount on such date; provided that at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 3.25:1.00;

(h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date make additional Restricted Payments in an aggregate amount not to exceed the greater of (i) $294,000,000 and (ii) 60.0% of Consolidated EBITDA for the most recently ended Reference Period;

(i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date make Restricted Payments; provided that at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.50:1.00; and

(j) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may on any date make Restricted Payments in an aggregate amount not to exceed in any fiscal year the greater of (x) $75,000,000, as such amount may be increased for any fiscal year by an amount equal to the unused portion of such basket for the immediately preceding fiscal year and (y) 6.0% of Market Capitalization.

For purposes of determining compliance with this Section 7.6, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (j) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Payment in a manner that complies with this Section 7.6 and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses.

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2 (other than (i) any Guarantee Obligations incurred under clause (ii)(x) of the proviso to Section 7.2(d), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(t) or Section 7.7(u) and (ii) any Guarantee Obligations incurred under Section 7.2(z), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(v));

(d) loans and advances to directors, officers and employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Parent Borrower and its Restricted Subsidiaries not to exceed $5,000,000 at any one time outstanding;

(e) [Reserved];

(f) Investments in assets useful in the business of the Parent Borrower and its Restricted Subsidiaries, other than current assets, made by any Group Member with the proceeds of any Reinvestment Deferred Amount;

(g) intercompany Investments by any Group Member in any other Group Member; provided that any such Investments in the form of intercompany loans by any Domestic Loan Party to any Restricted Subsidiary that is not a Domestic Loan Party shall be evidenced by notes that have been pledged to the Administrative Agent for the benefit of the Secured Parties;

(h) any Permitted Acquisition; provided that the aggregate amount of Investments pursuant to this Section 7.7(h) in respect of acquisitions of Persons that do not, upon acquisition thereof, become Subsidiary Guarantors, or property that is not, upon acquisition thereof, owned by Domestic Loan Parties (whether such Investment is consummated with cash or equity (including Disqualified Capital Stock of any Subsidiaries not organized under the laws of any jurisdiction within the United States, but excluding any other equity of such Subsidiaries), as with such Investment as valued in good faith by the Board of Directors of the Borrower) shall not exceed at any time outstanding the greater of (x) $441,000,000 and (y) 90.0% of Consolidated EBITDA (as of the date of consummation of such purchase or other acquisition (or at the Borrower’s option, as of the date of entry into the binding documentation in respect of such purchase or other acquisition));

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(j) Investments acquired as a result of the purchase or other acquisition by any Group Member in connection with a Permitted Acquisition; provided, that such Investments were not made in contemplation of such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(k) Investments existing on the Closing Date and set forth on Schedule 7.7(k) and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.7(k) is not increased from the amount of such Investment on the Closing Date;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m) Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Parent Borrower or merged or consolidated with any Restricted Subsidiary, in each case in accordance with Section 7.4 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n) Guarantees by the Parent Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o) Investments made to effect the pledges and deposits described in, and permitted under, Section 7.3(c) and (d);

(p) Investments by the Parent Borrower or any Restricted Subsidiary that result solely from the receipt by the Parent Borrower or such Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereto);

(q) mergers and consolidations permitted under Section 7.4 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are Wholly Owned Subsidiaries;

(r) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments in an aggregate amount not to exceed the Available Amount at such time;

(s) Investments in any Receivables Subsidiary made to effect any Permitted Receivables Facility;

(t) other Investments, if, at the time of such Investment, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of such Investment, is not in excess of 3.00:1.00;

(u) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost), taken together with all other outstanding Investments made pursuant to this Section 7.7(u), not to exceed from and after the Existing Closing Date the greater of (i) $294,000,000 and (ii) 60.0% of Consolidated EBITDA for such Reference Period during the term of this Agreement;

(v) (i) any Investment in any Joint Venture or Unrestricted Subsidiary and (ii) any Permitted Acquisition of Persons that do not, upon acquisition thereof, become Subsidiary Guarantors, and property that is not, upon acquisition thereof, owned by Domestic Loan Parties; provided that the aggregate outstanding amount of the Investments and Permitted Acquisitions consummated pursuant to this Section 7.7(v) (with respect to Investments pursuant to clause (i), valued at cost, and with respect to Permitted Acquisitions pursuant to clause (ii), the Investment amount thereof shall be as valued in good faith by the Board of Directors or a Responsible Officer of the Parent Borrower and shall include cash and equity (including Disqualified Capital Stock of any Subsidiaries not organized under the laws of any jurisdiction within the United States, but excluding any other equity of such Subsidiaries), as valued in good faith by the Board of Directors or a Responsible Officer of the Parent Borrower) shall not exceed at any time outstanding the greater of (i) $343,000,000 and (ii) 70.0% of Consolidated EBITDA for the most recently ended Reference Period (or, with respect to a Permitted Acquisition, at the Parent Borrower’s option, as of the most recently ended Reference Period as of the date of entry into the binding documentation in respect of such purchase or other acquisition); and

(w) Investments, taken together with all other outstanding Investments made pursuant to this Section 7.7(w), in an aggregate amount (valued at cost) not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Existing Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member).

For purposes of determining compliance with this Section 7.7, in the event that an Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (w) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Investment in a manner that complies with this Section 7.7 and will only be required to include the amount and type of such Investment in one or more of the above clauses.

7.8 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Indebtedness (any of the foregoing, a “Restricted Debt Payment”) other than:

(i) refinancings of Junior Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 7.2;

(ii) payments of or in respect of Junior Indebtedness made solely with Qualified Capital Stock or the conversion of any Junior Indebtedness into Qualified Capital Stock;

(iii) prepayments of intercompany Junior Indebtedness permitted hereunder owed by the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any Restricted Subsidiary; provided that (x) no prepayment of any Junior Indebtedness owed by any Domestic Loan Party to any Restricted Subsidiary that is not a Domestic Loan Party shall be permitted so long as a Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) no prepayment of any Junior Indebtedness owed by any Foreign Loan Party to any Restricted Subsidiary that is not a Loan Party shall be permitted so long as a Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed the greater of (i) $294,000,000 and (ii) 60.0% of Consolidated EBITDA for the most recently ended Reference Period;

(v) so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments in an amount equal to the Available Amount on such date; provided that at the time of the making of such Restricted Debt Payment using amounts included in the Available Amount through clause (a)(i) of the definition thereof and immediately after giving effect to such Restricted Debt Payment, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 3.25:1.00; and

(vi) in addition to the other Restricted Debt Payments permitted by this Section 7.8 and so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments if, at the time of making such Restricted Debt Payment and immediately after giving effect thereto, the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.50:1.00. Notwithstanding anything to the contrary contained in this Section 7.8(a), in no event shall any payment in respect of Subordinated Indebtedness be permitted if such payment is in violation of the subordination provisions of such Subordinated Indebtedness.

For purposes of determining compliance with this Section 7.8(a), in the event that a Restricted Debt Payment meets the criteria of more than one of the categories of Restricted Debt Payments described in clauses (i) through (vi) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Debt Payment in a manner that complies with this Section 7.8(a) and will only be required to include the amount and type of such Restricted Debt Payment in one or more of the above clauses.

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness (other than any such amendment, modification, waiver or other change that would not materially and adversely affect the interests of the Lenders).

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (x) transactions between or among the Domestic Loan Parties and (y) transactions between or among the Parent Borrower and its Restricted Subsidiaries consistent with past practices and made in the ordinary course of business) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction in clause (b) shall not apply to (i) transactions permitted under Section 7.6; (ii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Parent Borrower’s Board of Directors; (iv) employment and severance arrangements entered into in the ordinary course of business between the Parent Borrower or any Restricted Subsidiary and any employee thereof and, to the extent entered into after the Existing Closing Date and providing an annual base salary or severance payments in excess of $500,000, approved by the Parent Borrower’s Board of Directors; (v) intercompany transactions undertaken in good faith (as certified by a Responsible Officer) for the purpose of improving the consolidated tax efficiency of the Group Members, (vi) Investments permitted by Section 7.7(d) and (vii) transactions disclosed in the Borrower’s SEC filings made prior to the Closing Date.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or such rental obligations of such Group Member, unless (a) the Net Cash Proceeds received by the applicable Group Member in connection with such transaction are at least equal to the fair market value (as determined by the board of directors of the Parent Borrower or a member of the senior management of the Parent Borrower) of such property and (b) the Parent Borrower or the applicable Subsidiary applies the Net Cash Proceeds of such transaction in accordance with Section 2.11; provided that the aggregate amount of consideration paid to the Group Members (and the aggregate principal amount of any Attributable Indebtedness) in respect of transactions permitted under this Section 7.10 shall not exceed $25,000,000.

7.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member and (c) Swap Agreements in existence as of the Closing Date and reflected in the Borrower’s filings with the SEC.

7.12 Changes in Fiscal Periods. Permit the fiscal year of the Parent Borrower to end on a day other than the Monday closest to December 31 or change the Parent Borrower’s method of determining fiscal quarters, in each case without the consent of the Administrative Agent.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired to secure its obligations under the Loan Documents to which it is a party other than (a) (i) this Agreement and the other Loan Documents, (ii) any agreement governing any Indebtedness incurred pursuant to Section 7.2 to the extent such prohibition or limitation is customary in agreements governing Indebtedness of such type and in any event so long as such agreement is not more restrictive than the Loan Documents and (iii) any agreement governing any Permitted Refinancing Indebtedness in respect of the Loans or Indebtedness incurred pursuant to Section 7.2, in each case, with respect to this clause (iii), so long as any such agreement is not more restrictive than the Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement in effect at the time any Subsidiary becomes a Restricted Subsidiary of the Parent Borrower, so long as such prohibition or limitation applies only to such Restricted Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein, (d) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder and (f) customary restrictions in the definitive documentation governing any Permitted Receivables Facility, so long as such restrictions relate only to the accounts receivable subject to such Permitted Receivables Facility and/or to distributions from any Receivables Subsidiary.

7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Parent Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for (i) any encumbrances or restrictions existing under (A) this Agreement or the other Loan Documents, (B) any agreement governing Indebtedness incurred pursuant to Section 7.2 so long as such encumbrance or restriction is customary in agreements governing Indebtedness of such type and is no more restrictive than the Loan Documents or (C) any agreement governing Permitted Refinancing Indebtedness in respect of the Loans or any other Indebtedness incurred pursuant to Section 7.2, in each case so long as any such agreement is not more restrictive than the Loan Documents or the documents governing the Indebtedness being refinanced, as applicable, (ii) any encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any encumbrance or restriction applicable to a Restricted Subsidiary (and, if applicable, its Subsidiaries) under any agreement of such Restricted Subsidiary in effect at the time such Person becomes a Restricted Subsidiary of the Parent Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein, (iv) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be and (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder.

7.15 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Group Members were engaged on the Closing Date or that are reasonably related, ancillary or complementary thereto.

7.16 Use of Proceeds. Request any Loan or Letter of Credit, and the Parent Borrower shall not use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.17 Outbound Investment Rules. The Borrowers will not, and will not permit any of their respective Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement or Section 5.13 of the Guarantee and Collateral Agreement; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, any failure of the Parent Borrower or its Restricted Subsidiaries to comply with Section 7.1 shall not constitute a Default or Event of Default with respect to the Term B Loans or the Term B Lenders, and neither the Administrative Agent nor any Term B Lender shall be entitled to exercise any rights or remedies with respect to the Term B Loans or the Collateral solely as a result thereof, unless and until the Required Revolving Lenders have terminated the Revolving Commitments and declared all outstanding Revolving Loans to be due and payable as a result of such failure to comply with Section 7.1; provided, further, that any such Default or Event of Default with respect to the Term B Loans shall automatically cease to exist and shall be deemed cured for all purposes of this Agreement and the other Loan Documents upon the earlier of (x) the Required Revolving Lenders rescinding such termination and acceleration or waiving such failure to comply with Section 7.1 and (y) such failure to comply with Section 7.1 otherwise being cured or waived in accordance with this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation) on the scheduled or original due date with respect thereto; (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (i) the release thereof as provided in the applicable Loan Document or Section 10.14 or (ii) as a result of the failure of the Administrative Agent to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement; or

(j) the guarantee contained in Article II of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(k) the subordination provisions contained in any Subordinated Indebtedness with an aggregate principal amount in excess of $50,000,000 shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(l) a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (C) if such event is an Event of Default under Section 7.1, either or both of the following actions may be taken: (i) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Parent Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Parent Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Parent Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Parties of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. The Parent Borrower further agrees, at the Administrative Agent’s request, to assemble, or cause the applicable Loan Party to assemble, the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Parent Borrower’s or such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, the Parent Borrower on behalf of itself and the other Loan Parties, waives all claims, damages and demands it or any other Loan Party may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

8.2 Equity Cure. Notwithstanding anything to the contrary contained in this Section 8, in the event that the Parent Borrower fails to comply with the requirement of the Financial Covenants, from the beginning of any fiscal period until the expiration of the 15th Business Day following the date financial statements referred to in Section 6.1(a) or (b) are required to be delivered in respect of such fiscal period for which such Financial Covenant is being measured (such date, the “Cure Right Expiration Date”), any holder of Capital Stock of the Parent Borrower shall have the right to cure such failure (the “Cure Right”) by causing cash net equity proceeds derived from an issuance of Capital Stock (other than Disqualified Capital Stock, unless reasonably satisfactory to the Administrative Agent) by the Parent Borrower (or from a contribution to the common equity capital of the Parent Borrower) to be contributed, directly or indirectly, as cash common equity to the Parent Borrower, and upon receipt by the Parent Borrower of such cash contribution (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, such Financial Covenant shall be recalculated giving effect to the following pro forma adjustments: (i) Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Financial Covenants with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; (ii) Consolidated Total Debt shall be decreased solely to the extent proceeds of the Cure Amount are actually applied to prepay any of the Facilities and there shall be no pro forma reduction in Indebtedness with the proceeds of the Cure Amount for determining compliance with the Financial Covenants unless such proceeds are actually applied to prepay Indebtedness under the Facilities; and (iii) if, after giving effect to the foregoing recalculations, the Parent Borrower shall then be in compliance with the requirements of the Financial Covenants, the Parent Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (A) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is made, (B) there shall be a maximum of two Cure Rights made during the term of this Agreement, (C) each Cure Amount shall be no greater than the amount expected to be required to cause the Borrowers to be in compliance with the Financial Covenants and (D) except as provided in subclause (ii) immediately above, the Cure Amounts shall be disregarded for all other purposes under the Loan Documents; provided, further that upon the Administrative Agent receiving a written notice from any Borrower in the case of any Default or Event of Default resulting from the failure to perform or observe the Financial Covenants, from the beginning of any fiscal period until the Cure Right Expiration Date, of its intent to exercise its rights under this paragraph, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under this Section 8 (or under any other Loan Document) available solely as a result of the continuance of any Default or Event of Default on the basis of any actual or purported failure to comply with the Financial Covenants (and such Default or Event of Default shall be deemed not to have occurred (provided no Revolving Loans or Swingline Loans (other than Revolving Loans made by a Lender in respect of L/C Obligations as required pursuant to Section 3.4(a)) shall be required to be made and no Letter of Credit shall be required to be issued unless and until such breach of the Financial Covenants is waived or cured with the proceeds of a Cure Amount)) unless such Default or Event of Default is not cured with the proceeds of a Cure Amount on or prior to the Cure Right Expiration Date.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Documents by or through agents or attorneys-in-fact or one or more sub-agents appointed by the Administrative Agent and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions herein shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. No Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s (respectively) own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the

Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent, any arranger of the Facilities or any amendment thereto or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, any arranger of the Facilities or any amendment thereto or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to severally indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, the Term B Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Arranger, Syndication Agent and Documentation Agents. None of the Arrangers, the Syndication Agent or the Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

9.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:

(1) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement;

(2) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(3) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(4) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (1) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (4) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12 Acknowledgements of Lenders and Issuing Lenders.

(a) Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case, in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Parent Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c)

(1) Each Lender and Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Lender, as applicable, that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender, as applicable, from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or issuing Lender, as applicable (whether or not known to such Lender or Issuing Lender, as applicable), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender, as applicable, shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender, as applicable, to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Lender, as applicable, shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.12(c) shall be conclusive, absent manifest error.

(2) Each Lender and Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender, as applicable, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender, as applicable, to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(3) Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender, as applicable, that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender, as applicable, with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(4) Each party’s obligations under this Section 9.12(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, as applicable, the termination of Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.13 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Subject to Section 2.16(b), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or extend any L/C Participant’s interest in any Issuing Lender’s obligations and rights under any Letter of Credit beyond the Revolving Termination Date, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or commitment fee for purposes of this clause (i)), or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case, without the consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders” without the written consent of each Lender, reduce any percentage specified in the definition of “Majority Facility Lenders” without the written consent of each Lender of the applicable Facility or change any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender (or each Lender of the applicable Facility, as applicable), (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the value of the Collateral or release all or substantially all of the value of the guarantees provided by the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.17 without the written consent of each Lender in respect of each Facility adversely affected thereby; (vi) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent, (viii) amend, modify or waive any provision of Section 2.6 without the consent of the Swingline Lender, (ix) subordinate the Obligations or the liens on all or substantially all of the Collateral that secure the Obligations to any other borrowed money (such other indebtedness, the “Subject Indebtedness”) without the written consent of each

Lender directly and adversely affected thereby (provided that, with respect to Collateral, only the consent of the Required Lenders (and no other Lenders) shall be required to permit such subordination if all of the Lenders are provided the opportunity to provide such Subject Indebtedness on a pro rata basis on substantially the same terms and conditions as all other providers of such Subject Indebtedness); (x) amend, modify or waive any provision of Section 6.5 of the Guarantee and Collateral Agreement without the written consent of each Lender adversely affected thereby; (xi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders, (xii) amend or modify the currencies in which Revolving Loans under any Revolving Facility can be made without the consent of each Revolving Lender in such Revolving Facility (provided that, for the avoidance of doubt, a Required Lender vote shall not be required to amend or modify such currencies) or (xiii) amend, modify or waive the Financial Covenants (or, for the purposes of determining compliance with a Financial Covenant, any defined term used therein) without the written consent of the Required Revolving Lenders (provided that, for the avoidance of doubt, a Required Lender vote shall not be required to amend, modify or waive the Financial Covenants, (xiv) amend, modify or waive the conditions precedent set forth in Section 5.2 with respect to a Revolving Borrowing without the written consent of the Required Revolving Lenders; provided further that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of any Class (but not the Lenders of other Classes) may be effected by an agreement or agreements in writing entered into by the Parent Borrower and the requisite percentage in interest of the affected Class of Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Required Revolving Lenders and Majority Facility Lenders.

Notwithstanding the foregoing, this Agreement may be amended in form reasonably satisfactory to the Administrative Agent with the written consent of the Parent Borrower and the Term Lenders (provided that if the consent of the Administrative Agent would be required for an assignment to any such Lender pursuant Section 10.6, such Lender must be satisfactory to the Administrative Agent) providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus an amount equal to the unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses (including original issue discount and upfront fees) incurred in connection with such replacement, (b) the terms of Replacement Term Loans (excluding pricing, fees, rate floors and optional prepayment or redemption terms) reflect market terms at the time of incurrence thereof as reasonably determined by the Parent Borrower (but in no event shall any Replacement Term Loans have covenants and events of default, taken as a whole, materially more restrictive than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date (as in effect on the date of incurrence of such Replacement Term Loans))), (c) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans, (d) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (e) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (f) such Replacement Term Loans shall share ratably or less than ratably with any prepayments or repayments of the Replaced Term Loans. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to include Replacement Term Loans without the consent of any other Lenders, to the extent necessary to (i) reflect the terms of such Replacement Term Loans incurred pursuant to this paragraph and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this paragraph.

Furthermore, notwithstanding the foregoing, this Agreement may be amended in form reasonably satisfactory to the Administrative Agent with the written consent of the Parent Borrower and each Tranche A Revolving Lender or each Tranche B Revolving Lender, as applicable, to establish one or more additional Facilities (each, a “Replacement Revolving Facility”) providing for revolving commitments (“Replacement Revolving Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Effective Date”) on which the Parent Borrower proposes that the Replacement Revolving Commitments shall become effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that: (i) after giving effect to the establishment of such Replacement Revolving Commitments on the Replacement Revolving Effective Date, each of the conditions set forth in Section 5.2 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to the applicable Replacement Revolving Effective Date plus amounts used to pay fees, premiums, costs and expenses (including upfront fees) and accrued interest associated therewith; (iii) no Replacement Revolving Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Termination Date; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrowers and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrowers, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the replacement Issuing Lender, if any, under such Replacement Revolving Commitments) shall be substantially similar to, or (as determined by the Borrowers in good faith) not materially more favorable to the lenders providing such Replacement Revolving Commitments, taken as a whole, as reasonably determined by the Borrower in good faith, than the terms applicable to the Revolving Commitments being refinanced (except to the extent such covenants and other terms (x) apply solely to any period after the Revolving Termination Date or (y) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence); (v) there shall be no borrower (other than a Loan Party) and no guarantors (other than a Loan Party) in respect of such Replacement Revolving Facility; and (vi) Replacement Revolving Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrowers and its Restricted Subsidiaries other than the Collateral that secured such replaced Revolving Facility. Solely to the extent that an Issuing Lender is not a replacement Issuing Lender under a Replacement Revolving Facility, it is understood and agreed that such Issuing Lender shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Lender to withdraw as an Issuing Lender at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Lender. The Borrowers agree to reimburse each Issuing Lender in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) the Loan Documents may be amended in accordance with Sections 2.24, 2.25, 2.26 and 2.27.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or e-mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	TTM Technologies, Inc. 200 East Sandpointe, Suite 400 Santa Ana, California 92707 Attention: Dan Boehle Facsimile: (714) 784-3712 E-mail: Dan.Boehle@ttmtech.com

with a copy to:	Polsinelli 4020 Maple Avenue, Suite 300 Dallas, Texas 75219 Attention: Stacie L. Cargill scargill@polsinelli.com

Administrative Agent:	At the address provided separately to the Parent Borrower and the Lenders provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes; Indemnity; Limitation of Liability. (a) Each Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Arrangers and, if necessary, one local counsel in each applicable jurisdiction and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender (including the Swingline Lender), each Issuing Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders and including all costs and expenses incurred during any workout, restructuring or negotiations; provided that fees, disbursements and other charges of counsel set forth in this clause (ii) shall be limited to fees, disbursements and other charges of (A) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (B) if necessary, one local counsel required in any relevant local jurisdiction (which may include a single counsel acting in multiple jurisdictions) and applicable special regulatory counsel, (C) additional counsel retained with the Parent Borrower’s consent (such consent not to be unreasonably withheld or delayed) and (D) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, where the Lender affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Lender and, if necessary, one firm of local counsel in any relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Lender and one firm of special regulatory counsel for such affected Lender and (iii) to pay, indemnify, and hold each Lender, each Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes (other than to the extent such Taxes are Excluded Taxes), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.

(b) Indemnity. Each Borrower shall indemnify, and hold each Lender (including the Swingline Lender), each Issuing Lender the Arrangers and each Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees, disbursements and other charges of legal counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole, and one firm of special regulatory counsel for all Indemnitees, taken as a whole (and, in the case of an actual or potential conflict of interest, where an Indemnitee affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitee and one firm of special regulatory counsel for such affected Indemnitee)) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons) or (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents pursuant to a claim initiated by any Borrower, and provided, further, that this Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.

(c) Limitation of Liability. To the extent permitted by applicable law (i) the Borrowers and any Loan Party shall not assert, and the Borrowers and each Loan Party hereby waive, any claim against the Administrative Agent, any Issuing Lender, any Arranger, any Agent, and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any liabilities arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons) or (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents pursuant to a claim initiated by a Borrower and (ii) no party hereto shall assert, and each such party hereby waives, any liabilities against any other party hereto, on any theory of liability for indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that, nothing in this Section 10.5(c) shall relieve the Borrowers and each Loan Party of any obligation they may have to indemnify an Indemnitee, as provided in Section 10.5(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d) General. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by a Borrower pursuant to this Section 10.5 shall be submitted to Dan Boehle (Facsimile No. (714) 784-3712), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) The Parent Borrower (such consent not to be unreasonably withheld), provided that no consent of the Parent Borrower shall be required (i) in the case of an assignment of Revolving Loans or Revolving Commitments, as applicable, for an assignment to another Revolving Lender, an affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender and (ii) in the case of an assignment of Term Loans, for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, in each case, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

(C) in the case of an assignment of Revolving Commitments, the Issuing Lenders and the Swingline Lender (such consent not to be unreasonably withheld).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans (or, in the case of Revolving Loans denominated in a Designated Foreign Currency, the Dollar Equivalent of the amount of such Loans) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) in the case of an assignment of Term Loans, $1,000,000 (or the Dollar Equivalent thereof) and (ii) in the case of an assignment of Revolving Commitments $5,000,000 (or the Dollar Equivalent thereof) unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(D) with respect to any Assignee of Tranche B Revolving Loans, such Assignee must be capable of designating a branch located in Hong Kong for the making of each Tranche B Revolving Loan to be made by it in Hong Kong Dollars or RMB.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Parent Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amount (and stated interest) of the Loans and L/C Obligations owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Parent Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee.

(vii) Any assignment to a Defaulting Lender in violation of this Section 10.6 shall not be void, but the provisions of Section 10.6(g) shall apply (as if such Defaulting Lender is a Disqualified Lender).

(c) Any Lender may, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Parent Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. Each applicable Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time assign all or a portion of its rights and obligations with respect to Term Loans under a Facility under this Agreement to the Parent Borrower through (x) Dutch auctions open to all Lenders under such Facility on a pro rata basis in accordance with Section 2.25 or (y) notwithstanding any other provision in this Agreement, open market purchases on a non pro rata basis; provided that, in connection with assignments pursuant to clause (y) above, (A) at the time of any such assignment, the Parent Borrower shall make a No Undisclosed Information Representation, (B) any Term Loans assigned to the Parent Borrower shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by the Parent Borrower upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA) and (C) the Parent Borrower shall promptly provide notice to the Administrative Agent of such assignment of such Term Loans and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(f) The list of Disqualified Lenders (i) shall be made available to the Lenders by posting on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent. A Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis in accordance with Section 10.15 hereof for the purpose of verifying whether such Person is a Disqualified Lender.

(g) (i) If any assignment or participation is made to any Disqualified Lender in violation of this Section 10.6, the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Parent Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the applicable Borrower, any such notice being expressly waived by such Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the applicable Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts; Electronic Execution. (a)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14 Releases of Guarantees and Liens. (a) Upon any sale, transfer or other Disposition by any Loan Party (other than any such sale, transfer or other Disposition to another Loan Party) of any Collateral in a transaction permitted by this Agreement, upon the pledge by any Loan Party (other than any such pledge in favor of another Loan Party) of any Collateral constituting accounts receivable in connection with a Receivables Purchase Facility that constitutes a Permitted Receivables Facility (so long as such pledge is permitted by this Agreement), or upon the effectiveness of any written consent to the release of the security interest in any Collateral created under any Security Document pursuant to Section 10.1, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this clause (a), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations (other than indemnification or reimbursement obligations under Section 2.18, 2.19(a), 2.19(d) or 2.20 for which the Parent Borrower has not been notified and contingent indemnification obligations, Banking Services Obligations, Secured Swap Obligations and Bilateral Letter of Credit Obligations) under the Loan Documents shall have been paid in full and the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit cash collateralized or otherwise backstopped at the time of extension or issuance of such Letter of Credit in a manner satisfactory to the applicable Issuing Lender and the Administrative Agent), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this clause (b), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (a) or (b) above.

(d) On the Closing Date, the Lenders under the Existing Credit Agreement direct the Administrative Agent, at the sole expense of the Parent Borrower, to promptly execute and deliver to the Parent Borrower such documents and instruments as may be reasonably necessary to evidence the termination of the Deposit Account Control Agreements (as defined in the Existing Credit Agreement) entered into between certain of the Loan Parties (as defined in the Existing Credit Agreement) and the Administrative Agent in connection with the Existing Credit Agreement. Such termination shall be without recourse to, or representation or warranty by, the Administrative Agent.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) or any party to any other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments thereunder, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to data service providers (including league table providers) that serve the lending industry to the extent such information is of the type customarily provided to such providers, (k) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (l) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Loan Parties that is not known to be subject to a confidentiality obligation to the Loan Parties or (z) is independently discovered or developed by a party hereto without utilizing any information received from the Loan Parties or violating the terms of this Section or (m) if agreed by the Parent Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Parent Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Each Borrower represents and warrants that it and its Subsidiaries either (i) have no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, each Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.1(a) and (b), along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Parent Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrowers and their Subsidiaries have no outstanding publicly traded securities, including 144A securities. For the avoidance of doubt, the Projections shall not be posted to Public-Siders.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public-Siders. If any Borrower Materials are designated by the Loan Parties as “PRIVATE”, such Borrower Materials will not be made available to that portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrowers, their Subsidiaries or their securities for purposes of federal and state securities laws. The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or “CONFIDENTIAL” as not containing any material non-public information with respect to the Borrowers, their Subsidiaries or their securities for purposes of federal and state securities laws.

For the avoidance of doubt, nothing in this Section 10.15 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.15 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.16 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Parent Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

10.18 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20 Amendment and Restatement; No Novation. The parties hereto agree that on the Closing Date, this Agreement shall replace the Existing Credit Agreement and the exhibits and schedules attached hereto shall replace the exhibits and schedules existing prior to the Closing Date in their entirety. Neither the execution, delivery nor effectiveness of this Agreement shall extinguish the obligations outstanding under the Security Documents (as defined in the Existing Credit Agreement) or the other Loan Documents (as defined in the Existing Credit Agreement) or discharge or release the lien or priority of the Security Documents (as defined in the Existing Credit Agreement). Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Security Documents (as defined in the Existing Credit Agreement) or the other Loan Documents (as defined in the Existing Credit Agreement) or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith. Nothing implied in this Agreement, the Security Documents (as defined in the Existing Credit Agreement), the other Loan Documents (as defined in the Existing Credit Agreement) or in any other document contemplated hereby or thereby shall be construed as a release or other discharge of the Borrower (as defined in the Existing Credit Agreement) or any other Loan Party (as defined in the Existing Credit Agreement) from any of its obligations and liabilities as a “Borrower,” “Guarantor,” “Loan Party,” or “Grantor” under this Agreement, the Security Documents (as defined in the Existing Credit Agreement) or any other Loan Document (as defined in the Existing Credit Agreement). Each of this Agreement and the Security Documents (as defined in the Existing Credit Agreement) shall remain in full force and effect, until (as applicable) and except to any extent modified hereby or in connection herewith. On the Closing Date, (i) any new Lender, and any existing Lender whose Aggregate Exposure Percentage has increased, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased Aggregate Exposure Percentage of all existing Loans, and (ii) the Administrative Agent will use the proceeds thereof to pay all existing Lenders whose Aggregate Exposure Percentage is decreasing such amounts as are necessary so that each Lender’s share of all Loans will be equal to its adjusted Aggregate Exposure Percentage.

10.21 Multiple Borrowers.

(a) Each Foreign Subsidiary Borrower and each Designated Borrower irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Loans made by the applicable Revolving Lenders to any such Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

(b) The Parent Borrower may from time to time, upon not less than 15 Business Days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Foreign Subsidiary Borrower’s or Designated Borrower’s status as such, provided that there are no outstanding Revolving Loans payable by such Borrower, or other amounts payable by such Borrower on account of any Revolving Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the applicable Revolving Lenders of any such termination of the Borrower status of a Foreign Subsidiary Borrower or Designated Borrower.

10.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TTM TECHNOLOGIES, INC.

By:	/s/ Daniel L. Boehle
Name: Daniel L. Boehle
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Second Amended and Restated Credit Agreement]

TTM Technologies (Hong Kong) Company Limited

By:	/s/ Wong Lai Ying
Name: WONG Lai Ying
Title: Director

TTM Technologies China Limited

By:	/s/ Wong Lai Ying
Name: WONG Lai Ying
Title: Director

TTM Technologies Trading (Asia) Company Limited

By:	/s/ Wong Lai Ying
Name: WONG Lai Ying
Title: Director

[Signature Page to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Stephanie Selby
Name: Stephanie Selby
Title: Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and Issuing Lender

By:	/s/ Priya Dhudshia
Name: Priya Dhudshia
Title: Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

CITIBANK, N.A., as a Lender and Issuing Lender

By:	/s/ Hans Lin
Name: Hans Lin
Title: Director

[Signature Page to Second Amended and Restated Credit Agreement]

HSBC Bank USA, National Association, as a Lender and an Issuing Lender

By:	/s/ Jillian Clemons
Name: Jillian Clemons
Title: Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

Truist Bank, as a Lender and an Issuing Lender

By:	/s/ Alfonso Brigham
Name: Alfonso Brigham
Title: Director

[Signature Page to Second Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sean Duggan
Name: Sean Duggan
Title: Director

[Signature Page to Second Amended and Restated Credit Agreement]

Bank of China, Los Angeles Branch, as a Lender

By:	/s/ Peng Li
Name: Peng Li
Title: SVP & Branch Manager

[Signature Page to Second Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Fabrice Centeno
Name: Fabrice Centeno
Title: Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH, as a Lender

By:	/s/ Simon Wong
Name: Simon Wong
Title: Executive Director

[Signature Page to Second Amended and Restated Credit Agreement]

BANK OF AMERICA, NATIONAL ASSOCIATION, HONG KONG BRANCH, as a Lender

By:	/s/ Carolyn Ng
Name: CAROLYN NG
Title: Director, Global Commercial Banking

[Signature Page to Second Amended and Restated Credit Agreement]

CITIBANK, N.A., HONG KONG BRANCH, as a Lender

By:	/s/ Andre Liu
Name: Andre Liu
Title: Director

[Signature Page to Second Amended and Restated Credit Agreement]